Exhibit 10.1

EXECUTION COPY

RESTATED DIP CREDIT AGREEMENT

by and among

STORM CAT ENERGY (USA) CORPORATION,

as a debtor and debtor-in- possession,

as Borrower,

EACH SUBSIDIARY OF STORM CAT ENERGY (USA) CORPORATION

LISTED AS A GUARANTOR SIGNATORY HERETO,

as a debtor and debtor-in-possession,
as Guarantors,

STORM CAT ENERGY CORPORATION,

as non-debtor Guarantor,

THE LENDERS THAT ARE SIGNATORIES HERETO,

as the Lenders,

and

REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P.,

as Agent

Dated as of January 30, 2009

i

	5.8	No Material Adverse Change	26
	5.9	Fraudulent Transfer	26
	5.10	Employee Benefits	26
	5.11	Environmental Condition	26
	5.12	Intellectual Property	27
	5.13	Leases	27
	5.14	Deposit Accounts and Securities Accounts	28
	5.15	Complete Disclosure	28
	5.16	Indebtedness	28
	5.17	Material Contracts	28
	5.18	Government Regulation	29
	5.19	Foreign Assets Control Regulations, Etc.	29
	5.20	Insurance and Bonds	29
	5.21	Government Contracts	30
	5.22	Taxes	30
	5.23	Gas, Imbalances, Prepayments	30
	5.24	Swap Agreements	30
	5.25	Location of Real Property and Leased Premises	31
	5.26	Nature of Business	31
	5.27	Seismic Licenses	31
	5.28	Marketing of Production	32
	5.29	Senior Indebtedness	32
	5.30	Administrative Priority; Lien Priority	32
	5.31	Appointment of Trustee or Examiner; Liquidation	32
	5.32	Performance of Agreements	33

6.	AFFIRMATIVE COVENANTS		33
	6.1	Accounting System	33
	6.2	Collateral Reporting	33
	6.3	Financial Statements, Reports, Certificates	33
	6.4	Parent and Debtor Guarantor Reports	33
	6.5	Inspection	33
	6.6	Maintenance of Properties	34
	6.7	Taxes	34
	6.8	Insurance	35
	6.9	Compliance with Laws	36
	6.10	[Intentionally Deleted]	36
	6.11	Existence	36
	6.12	Environmental	36
	6.13	Disclosure Updates	37
	6.14	Control Agreements	37
	6.15	Formation of Subsidiaries	38
	6.16	Further Assurances	38
	6.17	Material Contracts	39
	6.18	Intellectual Property	39
	6.19	Exercise of Rights	39
	6.20	Reserve Reports	39
	6.21	Title Information	40
	6.22	Swap Agreements	41
	6.23	Post Closing Obligations	41

7.	NEGATIVE COVENANTS		41
	7.1	Indebtedness	41

	7.2	Liens	42
	7.3	Restrictions on Fundamental Changes	42
	7.4	Disposal of Assets	42
	7.5	Change of Jurisdiction, Corporate Name or Location	42
	7.6	Nature of Business	43
	7.7	Prepayments and Amendments	43
	7.8	Change of Control	43
	7.9	[Intentionally Deleted]	43
	7.10	Distributions	43
	7.11	Accounting Methods; Fiscal Year	43
	7.12	Investments	43
	7.13	Transactions with Affiliates	44
	7.14	Use of Proceeds	44
	7.15	[Intentionally Deleted]	44
	7.16	Forward Sales	44
	7.17	Oil and Gas Imbalances	44
	7.18	Marketing Activities	44
	7.19	Sale-Leasebacks	45
	7.20	Cancellation of Indebtedness	45
	7.21	No Amendment of Governing Documents; Intercompany Note	45
	7.22	No Impairment of Intercompany Transfers; Negative Pledge	45
	7.23	Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims	45
	7.24	Swap Agreements	46
	7.25	Limitation on Prepayments of Pre-Petition Obligations	46
	7.26	Lien Prosecution	46

8.	EVENTS OF DEFAULT		47

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		50
	9.1	Rights and Remedies	50
	9.2	Remedies Cumulative	50

10.	TAXES AND EXPENSES		51

11.	WAIVERS; INDEMNIFICATION		51
	11.1	Demand; Protest; etc.	51
	11.2	The Lender Group’s Liability for Collateral	51
	11.3	Indemnification	51

12.	NOTICES		52

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		53

14.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		54
	14.1	Assignments and Participations	54
	14.2	Successors	57

15.	AMENDMENTS; WAIVERS		57
	15.1	Amendments and Waivers	57
	15.2	Replacement of Lenders	58
	15.3	No Waivers; Cumulative Remedies	58

16.	AGENT; THE LENDER GROUP		59
	16.1	Appointment and Authorization of Agent	59
	16.2	Delegation of Duties	59
	16.3	Liability of Agent	59
	16.4	Reliance by Agent	60
	16.5	Notice of Default or Event of Default	60
	16.6	Credit Decision	60
	16.7	Costs and Expenses; Indemnification	61
	16.8	Agent in Individual Capacity	61
	16.9	Successor Agent	62
	16.10	Lender in Individual Capacity	62
	16.11	Collateral Matters	62
	16.12	Restrictions on Actions by Lenders; Sharing of Payments	63
	16.13	Agency for Perfection	64
	16.14	Payments by Agent to the Lenders	64
	16.15	Concerning the Collateral and Related Loan Documents	64
	16.16	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	64
	16.17	Several Obligations; No Liability	65

17.	WITHHOLDING TAXES		65

18.	GENERAL PROVISIONS		67
	18.1	Effectiveness	67
	18.2	Section Headings	67
	18.3	Interpretation	67
	18.4	Severability of Provisions	67
	18.5	Bank Product Providers	67
	18.6	Lender-Creditor Relationship	67
	18.7	Counterparts; Electronic Execution	68
	18.8	Revival and Reinstatement of Obligations	68
	18.9	Confidentiality	68
	18.10	Lender Group Expenses	69
	18.11	USA PATRIOT Act	69
	18.12	Integration	69
	18.13	Parties Including Trustees; Bankruptcy Court Proceedings	69
	18.14	[Intentionally Deleted]	69

19.	GUARANTY		69
	19.1	Debtor Guaranty	69
	19.2	Debtor Guaranty Absolute	70
	19.3	Waiver	70
	19.4	Continuing Debtor Guaranty; Assignments	70
	19.5	Subrogation	71
	19.6	Parent Guaranty	71

RESTATED DIP CREDIT AGREEMENT

THIS RESTATED DIP CREDIT AGREEMENT (this “Agreement”), is entered into as of January 30, 2009, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P., a Delaware limited partnership, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), STORM CAT ENERGY (USA) CORPORATION, a Colorado corporation, as a debtor and debtor-in-possession (“Borrower”), STORM CAT ENERGY CORPORATION, a company incorporated under the laws of British Columbia, Canada (“Parent”), as a non-debtor guarantor, and each subsidiary of Borrower listed as a guarantor on the signature pages hereof, each as a debtor and debtor-in-possession.

RECITALS

A.            Borrower and its subsidiaries have commenced cases (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Colorado, Denver Division (the “Bankruptcy Court”), and Borrower and each of its subsidiaries have retained possession of their assets and are authorized under the Bankruptcy Code to continue the operation of their businesses as debtors-in-possession.

B.            Pursuant to a Credit Agreement dated as of November 26, 2008 (the “Interim DIP Credit Agreement”) by and among the Agent, Wells Fargo Foothill, LLC (“WFF”) in its capacity as the interim revolving lender (the “Interim Lender”) and as agent for the other lenders, Regiment Capital Special Situations Fund III, L.P. (“Regiment”), the Borrower, the Parent and each subsidiary of Borrower listed as a guarantor on the signature pages thereto, each as a debtor and debtor in possession, the Interim Lender has made post petition advances (the “Interim Advances”) to the Borrower in an aggregate principal amount of $2,700,000 (the “Interim DIP Loan”).

C.            Pursuant to an Assignment and Assumption dated as of January 30, 2009, between the Interim Lender and Regiment, the Interim Lender assigned its rights and obligations under the Interim DIP Credit Agreement to Regiment and Regiment agreed to assume such obligations from the Interim Lender.  Additionally, WFF resigned as agent under the Interim DIP Credit Agreement and has been replaced by Regiment.

D.            Borrower has asked the Lenders to make additional post-petition loans and advances consisting of a revolving credit facility in an aggregate principal amount (when aggregated with the Interim DIP Loan) not to exceed $12,500,000, which will include a subfacility for the issuance of letters of credit.  The proceeds of the revolving credit facility shall be used for general working capital purposes of Borrower and to pay fees and expenses related to this Agreement.  The letters of credit will be used for general working capital purposes.  The Lenders are severally, and not jointly, willing to extend such credit to Borrower subject to the terms and conditions hereinafter set forth.

E.             The Interim DIP Credit Agreement is being restated in its entirety as set forth herein.

The parties agree as follows:

1.                                       DEFINITIONS AND CONSTRUCTION

1.1           Definitions, Restatement of Interim DIP Credit Agreement.

(a)           Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1 attached hereto.

(b)           This Agreement restates and replaces the Interim DIP Credit Agreement in its entirety.  Any reference in any Loan Document to the “Credit Agreement” shall be a reference to this Agreement. Any reference in any Loan Document to the “Revolver Commitment” shall be a reference to the “Commitment” as defined herein, any reference in any Loan Document to the “Term A Loan Commitment” shall be a reference to the “Pre-Petition Revolver Commitment” as defined herein, any reference in any Loan Document to the “Term B Loan Commitment” shall be a reference to the “Pre-Petition Term Commitment as defined herein, any reference in any Loan Document to the “Term A Loans” shall be a reference to the “Pre-Petition Revolver Loans” as defined herein and any reference in any Loan Document to the “Term B Loans” shall be a reference to the “Pre-Petition Term Loans as defined herein.

1.2           Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.

1.3           Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4           Construction.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or, in the case of Bank Products, the cash collateralization or support by a standby letter of credit in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

1.5           Schedules and Exhibits.  Except as specifically set forth herein, all of the schedules and exhibits attached to the Interim DIP Credit Agreement shall be deemed incorporated herein by reference, and any reference in such schedules or exhibits to the Interim DIP Credit Agreement shall be deemed to be a reference to this Agreement.

2.                                       LOAN AND TERMS OF PAYMENT.

2.1           Revolver Advances.

(a)           Subject to the terms and conditions of this Agreement and the Bankruptcy Court Orders, and on and after the Final Facility Effective Date and until the Final Maturity Date, each Lender agrees (severally, not jointly or jointly and severally) to make advances (collectively with the Interim Advances, the “Advances”) to Borrower in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time less the sum of (A) the Bank Product Reserve, (B) the Priority Professional Expenses Reserve and (C) the aggregate amount of reserves, if any, established by Agent under Section 2.1(c), and (ii) for any week, an amount equal to 110% of the cumulative “Revolving Credit Debt + Advances / (Paydown)” line item set forth in the Budget through such week.

(b)           [Intentionally Deleted]

(c)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves against amounts Borrower is entitled to borrow under Section 2.1(a) in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall determine to be necessary or appropriate, including, without limitation, reserves with respect to (i) the Professional Expense Cap, (ii) sums that Borrower or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (iii) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (including proceeds thereof or collections from the sale of Hydrocarbons which may from time to time come into the possession of Lenders or their agent(s)) (other than a Permitted Priority Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iv) the Bank Product Reserve and (v) the Priority Professional Expenses Reserve.

(d)           [Intentionally Deleted]

(e)           [Intentionally Deleted]

(f)            [Intentionally Deleted]

(g)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Final Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

2.2                                 [Intentionally Deleted]

2.3                                 Borrowing Procedures and Settlements.

(a)                                  Procedure for Borrowing.  Each Borrowing shall be made by an irrevocable written request executed by an Authorized Person and the Consultant delivered to Agent.  Such notice must be received by Agent no later than 10:00 a.m. (New York time) on the Business Day prior to the date that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b)                                 [Intentionally Deleted]

(c)                                  Making of Loans.

(i)                                     Promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (New York time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 1:00 p.m. (New York time) on the Funding Date applicable thereto.  After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (A) one or more of the applicable conditions precedent set forth in Section 4 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)                                  Unless Agent receives notice from a Lender prior to 9:00 a.m. (New York time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period.  A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances comprising such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii)                               Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower.  Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero.  This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof.  The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender.  Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrower’s rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

(d)                                 Protective Advances and Optional Overadvances.

(i)                                     Agent hereby is authorized by Borrower and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 4 are not satisfied, to make Advances to Borrower on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount due and payable by Borrower pursuant to the terms of this Agreement, including, without duplication, Lender Group Expenses (when due and payable in accordance with Section 18.10) and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii)                                  Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent and Agent may, but is not obligated to, knowingly and intentionally,

continue to make Advances to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding sentence.  In such circumstances, if any Lender objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

(iii)                               Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder.  The Protective Advances and Overadvances shall be repayable on demand, secured by Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent and the Lenders and are not intended to benefit Borrower in any way.

(e)                                  Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, Agent and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent (1) for itself, with respect to the outstanding Protective Advances, and (2) with respect to Borrower’s or its Subsidiaries’ Collections or payments received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (New York time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances and Protective Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, then Agent shall, by no later than 3:00 p.m. (New York time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances), and (z) if a Lender’s balance of the Advances (including Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (New York time) on the Settlement Date transfer in immediately available funds to Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Protective Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Protective Advances and shall constitute Advances of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)                                  In determining whether a Lender’s balance of the Advances and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.

(iii)                               Between Settlement Dates, Agent, to the extent Protective Advances are outstanding, may pay over to Agent any Collections or payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to the Protective Advances.  During the period between Settlement Dates, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Agent or the Lenders, as applicable.

(f)                                    Notation.  Agent shall record on its books the principal amount of the Advances owing to each Lender and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)                                 Lenders’ Failure to Perform.  All Advances (other than Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4                                 Payments.

(a)                                  Payments by Borrower.

(i)                                     Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 2:00 p.m. (New York time) on the date specified herein. Any payment received by Agent later than 2:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)                                  Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)                                 Apportionment and Application.

(i)                                     Except as otherwise provided with respect to Defaulting Lenders who would otherwise be entitled to receive such payments as provided herein, all principal and interest payments shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  All payments to be made hereunder by Borrower shall be remitted to Agent, and all such payments, and all proceeds of Collateral received by Agent, shall be applied as set forth in Section 2.4(b)(ii) below.

(ii)                                  Except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)                              first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B)                                second, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C)                                third, to pay interest due in respect of all Protective Advances until paid in full,

(D)                               fourth, to pay the principal of all Protective Advances until paid in full,

(E)                                 fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(F)                                 sixth, ratably to pay any fees or premiums then due to any of the Lenders, until paid in full,

(G)                                seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances) until paid in full,

(H)                               eighth, ratably (1) to pay the principal of all Advances (other than Protective Advances) until paid in full, (2) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and the Lenders, as cash collateral in an amount up to one hundred five percent (105%) of the Letter of Credit Usage, (3) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to one hundred five percent (105%) of the amount of Bank Product Obligations in respect of Swap Agreements, and (4) to Agent to be held by Agent for the benefit of the Bank Product Obligations as cash collateral in an amount not to exceed the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default,

(I)                                    ninth, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure Parent’s and its Subsidiaries’ obligations in respect of Bank Products) until paid in full, and

(J)                                   tenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law

(iii)                               Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)                              [Intentionally Deleted]

(v)                                 For purposes of Section 2.4(b)(ii) (other than clause (I) thereof), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including in each case interest and such fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing (other than disallowed interest and disallowed loan fees, if any) would be allowed or disallowed in whole or in part in any Insolvency Proceeding; provided however, that for the purposes of Section 2.4(b)(ii)(I), “paid in full” means payment of all amounts owing under the Loan Documents according to the terms hereof, including loan fees, service fees, professional fees, interest (and specifically including interest and fees accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)                              In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern, subject to the Bankruptcy Code and any Bankruptcy Court Orders.

(c)                                  Prepayments.

(i)                                     Excess Revolver Usage.  If at any time the sum of the aggregate principal amount of the outstanding Advances and the outstanding Letters of Credit Usage and the aggregate amount of reserves, if any, established by Agent under Section 2.1 exceeds the lesser of (A) as of any week, an amount equal to 110% of the cumulative “Revolving Credit Debt + Advances / (Paydown)” line item set forth in the Budget through such week, and (B) the Maximum Revolver Amount, Borrower shall immediately prepay the Obligations in an amount equal to such excess, which prepayments shall be applied in the manner set forth in Section 2.4(d).

(ii)                                  Optional Prepayments.  The Advances may be voluntarily prepaid in full or in part at any time.

(iii)                               Mandatory Prepayments.

(A)                              Dispositions. Promptly, and in any event not later than one (1) Business Day following the receipt by Parent or any of its Subsidiaries of the proceeds of any voluntary or involuntary sale or disposition by Parent or any of its Subsidiaries of property or assets (including casualty losses or condemnations), Borrower shall, subject to the order of the Bankruptcy Court, prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to one hundred percent (100%) of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions.  Nothing contained in this Section 2.4(c)(iii)(A) shall permit Parent or any of its Subsidiaries to sell or otherwise dispose of any property or assets other than in accordance with Section 7.4.

(B)                                Extraordinary Receipts. Promptly, and in any event not later than one (1) Business Day following the receipt by Parent or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(C)                                Debt or Issuances of Disqualified Stock.  Promptly, and in any event not later than one (1) Business Day, following the issuance or incurrence by Parent or any of its Subsidiaries of any Indebtedness (other than Indebtedness permitted under Section 7.1) or the issuance by Parent or any of its Subsidiaries of any shares of its or their Stock (other than in the event that Parent or any Subsidiary thereof forms a Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Stock to Parent or such Subsidiary, as applicable), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(d) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence of Indebtedness or such issuance of Stock. The provisions of this Section 2.4(c)(iii)(C) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

(D)                               [Intentionally Deleted]

(E)                                 Bankruptcy Actions. Simultaneously with the receipt by any Loan Party or any of its Subsidiaries of any tax refund or the proceeds of any judgment, settlement or other consideration of any kind in connection with any cause of action arising under the Bankruptcy Code or otherwise (excluding proceeds of Avoidance Actions), Borrower shall prepay the outstanding principal amount of the Obligations in an amount equal to 100% of the net proceeds received.

(F)                                 [Intentionally Deleted]

(G)                                [Intentionally Deleted]

(H)                               Sales of Assets.  In the event a proposed sale of all or substantially all of the Loan Parties’ assets, including Parent’s property interests located in Elk Valley, British Columbia, Canada, fails to close solely as a result of any Loan Party’s failure to take any action in order to consummate such sale, Borrower shall immediately prepay 100% of the outstanding amount of the Obligations.

(d)                                 Application of Payments.  Each prepayment pursuant to any clause of Section 2.4(c)(iii) above shall be applied in the manner set forth in Section 2.4(b)(ii).

2.5                                 Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1 or Section 2.12, as applicable (an “Overadvance”), Borrower immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b).  Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Final Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

2.6                                 Interest Rates:  Rates, Payments, and Calculations.

(a)                                  Interest Rates.  Except as provided in Section 2.6(c), all Obligations (except for undrawn Letters of Credit and Bank Product Obligations) that have been charged to the Loan Account (whether or not paid) pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to the Base Rate plus the Base Rate Margin.

(b)                                 Letter of Credit Fee.  Borrower shall pay Agent (for the ratable benefit of the Lenders, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 5.25% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

(c)                                  Default Rate.  At the election of Agent or the Required Lenders upon the occurrence and during the continuation of an Event of Default,

(i)                                     all unpaid Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to two (2) percentage points above the per annum rate otherwise applicable hereunder, and

(ii)                                  the Letter of Credit fee provided for in Section 2.6(b) shall be increased to two (2) percentage points above the per annum rate otherwise applicable hereunder.

(d)                                 Payment.  Subject to the terms of the Final Bankruptcy Court Order and except as provided to the contrary in Section 2.6(f) or Section 2.11, interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable monthly, in arrears, on each Interest Payment Date at any time that Obligations or Commitments are outstanding.  Borrower hereby authorizes Agent to charge all interest and fees (when due and payable), all Lender Group Expenses (after the same become due and payable in accordance with Section 18.10), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when due and payable), all fees and costs provided for in Section 2.11 (as and when due and payable), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances.  Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances; provided, however that if, at any time any amount due and payable to the Bank Product Reserve is charged to the Loan Account, an Event of Default or Overadvance exists, or would result therefrom, such amounts shall not constitute Advances but instead shall continue to remain due and payable to the Bank Product Providers in respect of the Bank Products up to the amount of the Bank Product Reserve; provided, further, however, that the failure to make any such payment and the compounding of such interest shall nonetheless constitute an Event of Default under Section 8.1.

(e)                                  Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)                                    Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

(g)                                 PIK Interest.  The interest due and payable on each Interest Payment Date (herein referred to as “PIK Interest”) will be payable in kind as provided in the next sentence.  On each Interest Payment Date, any PIK Interest that is then unpaid and that has not been previously added to the principal amount of the Loan shall be added, on a pro rata basis, to each Advance, and amounts so added shall thereafter be deemed to be a part of the principal amount of each such Advance.  If not sooner paid in cash, all accrued unpaid PIK Interest will be due and payable in cash upon the earliest to occur of (i) the Final Maturity Date, (ii) the prepayment of the Loan in accordance with Section 2.4(c), or (iii) the date on which the Obligations are declared due and payable.

2.7                                 Cash Management.

(a)                                  On or prior to the Final Facility Effective Date, Borrower shall and shall cause each of its Subsidiaries to (i) establish and maintain cash management services of a type and on terms satisfactory to Agent (it being agreed that the terms in effect on the Interim Facility Effective Date are satisfactory) at one or more of the banks set forth on Schedule 2.7(a) to the Interim DIP Credit Agreement (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that, except as permitted by Section 7.12, all of its and its Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than three Business Days after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into a bank account (the “Cash Management Accounts”) at one of the Cash Management Banks.

(b)                                 Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrower.  Unless otherwise approved by the Agent, each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and (iii) it will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account, which amount shall be applied on and after the Final Facility Effective Date, to repay any outstanding Advances.

(c)                                  So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement.  Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within thirty (30) days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within sixty (60) days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.

(d)                                 Each Cash Management Account shall be a cash collateral account subject to a Control Agreement.

(e)                                  Notwithstanding the foregoing, the requirements set forth in this Section 2.7 are subject to the Final Bankruptcy Court Order.

2.8                                 Crediting Payments.  The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 2:00 p.m. (Georgia time).  If any payment item is received into Agent’s Account on a non-Business Day or after 2:00 p.m. (Georgia time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9                                 Designated Account.  Agent is authorized to make the Advances, and Issuing Lender is authorized to issue or cause the issuance of the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Agent or the Lenders hereunder.  Unless otherwise directed in writing by Borrower and agreed to by Agent, any Advance or Protective Advance requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.10                           Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with all Advances (including Protective Advances) made by Agent or the Lenders to Borrower or for Borrower’s account, the Letters of Credit issued by the Issuing Lender for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Group Expenses.  In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account, including all amounts received in Agent’s Account from any Cash Management Bank.  Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization in reasonable detail of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.11                           Fees.  Borrower shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter to the extent such fees are approved by any order of the Bankruptcy Court.

2.12                           Letters of Credit.

(a)                                  Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to cause the Underlying Issuer to issue letters of credit for the account of Borrower or its Subsidiaries (each, an “L/C”), whether by purchasing participations, executing indemnities or reimbursement obligations, or otherwise (each such commitment, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (the Underlying Issuer shall be Wells Fargo or such other bank acceptable to Agent and as may be reasonably approved by Borrower) for the account of Borrower; provided, however, that the Issuing Lender in its sole discretion may decline to cause the issuance of any L/C so requested.  Each request for the issuance of a Letter of Credit, or the amendment, renewal, or extension of any outstanding Letter of Credit, shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit.  If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking.  The Issuing Lender shall have no obligation to issue a Letter of Credit if, after giving effect to the issuance of such requested Letter of Credit, the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances, and less the aggregate amount of reserves, if any, established by Agent under Section 2.1(c).

Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Agent an amount equal to such L/C Disbursement (A) not later than 2:00 p.m., New York time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 1:00 p.m., Georgia time, on such date, or, (B) if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m., New York time, on the Business Day that Borrower receives such notice, if such notice is received prior to 1:00 p.m., New York time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances.  To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower’s obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting

Advance.  Promptly following receipt by Agent of any payment from Borrower pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

(b)                                 Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to Borrower for any reason.  Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 4.  If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c)                                  Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for Borrower’s account, even though this interpretation may be different from Borrower’s own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer.  Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group.  Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

(d)                                 Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

(e)                                  Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be reimbursable by Borrower to Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Interim Facility Effective Date, the issuance charge imposed by the Underlying Issuer is 0.825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

(f)                                    If by reason of (i) any change after the Interim Facility Effective Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

(ii)                                  there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto, and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Advances hereunder.  The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13                           [Intentionally Deleted]

2.14                           Capital Requirements.  If, after the date hereof, any Lender determines that (a) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (b) compliance by such Lender or its parent bank holding company with any guideline, request, or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof.  Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within ninety (90) days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reduction in return incurred more than one hundred eighty (180) days prior to the date that such Lender notifies the Borrower of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect thereof.

2.15                           Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Obligations in respect of the Commitment and the Advances (a “Securitization”) through the pledge of the Obligations as collateral security for loans to the Lenders or their Affiliates or through the sale of the Obligations or the issuance of direct or indirect interests in the Obligations, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies (the “Rating Agencies”).  The Loan Parties shall take such actions as the Lenders may reasonably request in connection with the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and (ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Obligations and (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Obligations or the Securitization.

2.16                           Registered Notes.  Agent, acting solely for this purpose as a non-fiduciary agent on behalf of Borrower (or in the case of an assignment not recorded in the Register in accordance with Section 14.1(h), the assigning Lender) agrees to record the Commitments and the Advances on the Register (or in the case of an assignment not recorded in the Register in accordance with Section 14.1(h), a Related Party Register).  Each Commitment and Advance recorded on the Register (or Related Party Register) may not be evidenced by promissory notes other than Registered Notes (as defined below).  Upon the registration of each Commitment and Advance, Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 14.1(i) (a “Registered Note”), payable to such Lender or its registered assigns and otherwise duly completed.  Once recorded on the Register (or Related Party Register), no Commitment or Advance may be removed from the Register (or Related Party Register) so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

3.                                       SECURITY AND ADMINISTRATIVE PRIORITY

3.1                                 Collateral; Grant of Lien and Security Interest

(a)                                  As security for the full and timely payment and performance of all of the Obligations, each of the Loan Parties assigns, pledges and grants (or causes the assignment, pledge and grant in respect of any indirectly owned assets) to Agent, for the benefit of Agent, Bank Product Providers and the Lenders, a security interest in and to and Lien on all of the property, assets or interests in property or assets of such Person, of any kind or nature whatsoever, real or personal, now existing or hereafter acquired or created, including, without limitation, all property of the “estate” (within the meaning of the Bankruptcy Code) of such Loan Party, and all accounts, inventory, goods, contract rights, instruments, documents, chattel paper, patents, trademarks, copyrights and licenses therefor, general intangibles, payment intangibles, letters of credit, letter-of-credit rights, supporting obligations, machinery and equipment, real property, fixtures, leases, all of the Stock of each Subsidiary of such Loan Party, all of the Stock of all other Persons directly owned by such Loan Party, money, investment property, deposit accounts, all commercial tort claims and all causes of action arising under the Bankruptcy Code or otherwise (but excluding any Avoidance Actions or the proceeds of Avoidance Actions), and all cash and non-cash proceeds, rents, products and profits of any of collateral described above (all property of the Loan Parties subject to the security interest referred to in this Section 3.1(a) being hereafter collectively referred to as the “Collateral”).

(b)                                 Upon entry of the Final Bankruptcy Court Order, the Agent’s Liens and security interests in favor of Agent, Bank Product Providers and the Lenders referred to in Section 3.1(a) hereof shall be valid and perfected Liens and security interests in the Collateral, with priority as granted in the Final Bankruptcy Court Order.  Such Agent’s Liens and security interests and their priority shall remain in effect until the Commitments hereunder have been terminated and the payment to Agent, in cash, of the Obligations (including (i) providing Letter of Credit Collateralization with respect to then existing Letter of Credit Usage and (ii) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.

(c)                                  Notwithstanding anything herein to the contrary (i) all proceeds received by Agent and the Lenders from the Collateral subject to the Agent’s Liens granted in this Section 3.1, in each other Loan Document and by the Bankruptcy Court Orders shall be subject to the prior payment of Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, and (ii) no Person entitled to such Carve-Out Expenses shall be entitled to sell or otherwise dispose, or seek or object to the sale or other disposition, of any Collateral for its own account.

3.2                                 Administrative Priority.  Each of the Loan Parties agrees for itself that, subject to the terms of the Bankruptcy Court Orders, the Obligations of such Person shall constitute allowed administrative expenses in the Chapter 11 Cases, having priority over all administrative expenses of any kind or nature whatsoever, including, without limitation, all administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject only to the prior payment of Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.

3.3                                 Grants, Rights and Remedies.  The Agent’s Liens and security interests granted pursuant to Section 3.1(a) hereof and the administrative priority granted pursuant to Section 3.2 hereof may be independently granted by the Loan Documents and by other Loan Documents hereafter entered into.

3.4                                 No Filings Required.  The Agent’s Liens and security interests referred to herein shall be deemed valid and perfected by entry of the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, as the case may be.  Agent shall not be required to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action in order to validate or perfect the Lien and security interest granted by or pursuant to this Agreement, the Interim Bankruptcy Court Order or the Final

Bankruptcy Court Order, as the case may be, or any other Loan Document; provided, that Agent shall be permitted to file any financing statements, mortgages, certificates of title, notices of Lien or similar instruments in any jurisdiction or filing office or to take any other action with respect to the Lien and security interest granted by or pursuant to this Agreement.

3.5                                 Survival.  The Agent’s Liens, lien priority, administrative priorities and other rights and remedies granted to Agent and the Lenders pursuant to this Agreement, the Bankruptcy Court Orders and the other Loan Documents (specifically including, but not limited to, the existence, perfection and priority of the Liens and security interests provided herein and therein, and the administrative priority provided herein and therein) shall not be modified, altered or impaired in any manner by any other financing or extension of credit or incurrence of Indebtedness by any Loan Party (pursuant to Section 364 of the Bankruptcy Code or otherwise), or by any dismissal or conversion of any of the Chapter 11 Cases, or by any other act or omission whatsoever.  Without limitation, notwithstanding any such order, financing, extension, incurrence, dismissal, conversion, act or omission:

(a)                                  except for the Carve-Out Expenses to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” as set forth in Section 3.2, no costs or expenses of administration which have been or may be incurred in the Chapter 11 Cases or any conversion of the same or in any other proceedings related thereto, and no priority claims, are or will be prior to or on parity with any claim of Agent and the Lenders against any Loan Party in respect of any Obligation;

(b)                                 on and after the Final Bankruptcy Court Order Entry Date, the Liens in favor of Agent, Bank Product Providers and the Lenders set forth in Section 3.1(a) hereof shall constitute valid and perfected Liens and security interests with the priority granted in the Final Bankruptcy Court Order; and

(c)                                  the Agent’s Liens in favor of Agent, Bank Product Providers and the Lenders set forth herein and in the other Loan Documents shall continue to be valid and perfected without the necessity that Agent file financing statements, mortgages, certificates of title or otherwise perfect its Lien under applicable non-bankruptcy law.

3.6                                 Further Assurances.  The Loan Parties shall take any other actions reasonably requested by Agent and the Lenders from time to time to cause the attachment, perfection and first priority of, and the ability of Agent and the Lenders to enforce, the security interest of Agent and the Lenders in any and all of the Collateral, including, without limitation, (a) executing and delivering any requested security agreement, pledge agreement or Mortgage, (b) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the Uniform Commercial Code or other applicable law, to the extent, if any, that any Loan Party’s signature thereon is required therefor, (c) causing Agent’s name to be noted as secured party on any certificate of title for a titled good if such notation is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (d) complying with any provision of any statute, regulation or treaty of the United States as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, and (e) obtaining the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and taking all actions required by any earlier versions of the Uniform Commercial Code or by other law, as applicable in any relevant jurisdiction.

4.                                       CONDITIONS; TERM OF AGREEMENT.

4.1                                 Conditions Precedent to Final Facility Effectiveness.  The obligation of each Lender to make its extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent to Final Facility Effectiveness set forth on Schedule 4.1 attached to this Agreement.

4.2                                 Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Loan or Advance (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           the representations and warranties of the Loan Parties contained in this Agreement or in any other Loan Document or any certificate or other writing delivered to Agent or any Lender pursuant hereto or thereto shall be true and correct in all respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)           no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)           no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Agent, or any Lender;

(d)           to the extent permitted by the Bankruptcy Court Orders, Borrower shall have paid all Lender Group Expenses and Fees pursuant to Section 2.11 then payable by Borrower pursuant to this Agreement and the other Loan Documents, unless otherwise waived by Agent and the Lenders;

(e)           the making of such Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender;

(f)            Agent shall have received a notice of borrowing pursuant to Section 2.3 hereof;

(g)           no Material Adverse Change shall have occurred since the Filing Date; and

(h)           Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to Agent, as Agent may reasonably request.

4.3                                 Term.  This Agreement shall become effective upon the Final Facility Effective Date and continue in full force and effect for a term ending on the Final Maturity Date.  The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

4.4                                 Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including the requirement that Borrower provide (a) Letter of Credit Collateralization and (b) Bank Product Collateralization).  No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated.  When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrower’s sole expense, without recourse, representation or warranty, execute and deliver any payoff letters, termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.  Any remaining cash collateral relating to Letter of Credit Usage and Bank Product Obligations and any back up letter of credit with an undrawn amount shall be returned to Borrower (a) in the case of any Letter of Credit surrendered for termination, no later than ten (10) Business Days following such surrender to Agent or the Issuing Lender of such Letters of Credit, (b) in the case of any Letter of Credit that expires, no later than thirty (30) days of the expiration of such Letters of Credit, and (c) in the case of the Bank Product Reserve, no later than ten (10) Business Days following the termination of the Bank Product Obligations.

4.5                                 Early Termination by Borrower.  Borrower has the option, at any time upon ten (10) Business Days’ prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by paying to Agent, in cash, the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full.  If Borrower has sent a notice of termination pursuant to the provisions of this Section 4.5, then, unless otherwise agreed by the Agent, the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) providing Letter of Credit Collateralization with respect to the then existing Letter of Credit Usage and (b) providing Bank Product Collateralization with respect to the then existing Bank Products), in full on the date set forth as the date of termination of this Agreement in such notice.

5.                                       REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, the Loan Parties make the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all respects, as of the date hereof, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date which shall have been true, correct and complete as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1                                 No Encumbrances.  Schedule 5.1 to the Interim DIP Credit Agreement (as updated from time to time) sets forth all Real Property (other than Oil and Gas Properties) owned, leased, subleased or used by the Loan Parties.  The Loan Parties have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property (other than Oil and Gas Properties), in each case, free and clear of Liens except for Permitted Liens.  Schedule 5.1 to the Interim DIP Credit Agreement (as updated from time to time) also describes any purchase options, rights of first refusal or other similar contractual rights in favor of any Loan Party pertaining to any Real Property (other than Oil and Gas Properties) owned or leased by such Loan Party.  As of the Interim Facility Effective Date, no portion of any Real Property (other than Oil and Gas Properties) has suffered any material damage by fire or other casualty loss which has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  Except as could not reasonably be expected to cause a Material Adverse Change, all permits required to have been issued or appropriate to enable the Real Property (other than Oil and Gas Properties) to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect in all respects.

5.2                                 Margin Stock.  No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  No Loan Party owns any Margin Stock, and none of the proceeds of the Advances or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Advances or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board.

5.3                                 Brokers.  No broker or finder acting on behalf of any Loan Party brought about the obtaining, making or closing of the Loans and no Loan Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

5.4                                 Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.

(a)           The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Loan Party is set forth on Schedule 5.4(a) to the Interim DIP Credit Agreement or as otherwise notified to the Agent pursuant to and as permitted by Section 7.5.

(b)           The chief executive office of each Loan Party is located at the address indicated on Schedule 5.4(b) to the Interim DIP Credit Agreement or as otherwise notified to the Agent pursuant to and as permitted by Section 7.5.

(c)           Each Loan Party’s tax identification number and organizational identification number, if any, are identified on Schedule 5.4(c) to the Interim DIP Credit Agreement or as otherwise notified to the Agent pursuant to and as permitted by Section 7.5.

(d)           As of the Interim Facility Effective Date, no Loan Party holds any commercial tort claims, except as set forth on Schedule 5.4(d) to the Interim DIP Credit Agreement.

5.5                                 Due Organization and Qualification; Compliance with Laws; Subsidiaries.

(a)           Each Loan Party is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

(b)           Set forth on Schedule 5.5(b) to the Interim DIP Credit Agreement is a complete and accurate description of the authorized capital Stock of Parent, by class, as of the Interim Facility Effective Date, and a description of the number of shares of each such class that are issued and outstanding as of the Interim Facility Effective Date.  As of the Interim Facility Effective Date, other than relating to the Convertible Subordinated Notes and other than as described on Schedule 5.5(b) to the Interim DIP Credit Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of Parent’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Other than relating to the Convertible Subordinated Notes and other than as described on Schedule 5.5(b) to the Interim DIP Credit Agreement, Parent is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

(c)           Set forth on Schedule 5.5(c) to the Interim DIP Credit Agreement is a complete and accurate description of the authorized capital Stock of Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding.  There are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.  Set forth on Schedule 5.5(c) to the Interim DIP Credit Agreement or as otherwise notified to the Agent pursuant to Section 6.15, is a complete and accurate list of Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower.  Borrower has no joint ventures or similar arrangements with any Person.  All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(d)           Except as set forth on Schedule 5.5(d) to the Interim DIP Credit Agreement, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument.  Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ capital Stock or any security convertible into or exchangeable for any such capital Stock.

(e)           (i)            No Loan Party is in violation of any law, statute, regulation, ordinance, judgment, order, or decree applicable to it (other than Environmental Law which is addressed in Section 5.11 below), which violation could reasonably be expected to cause a Material Adverse Change.

(ii)           No Loan Party has violated any law in any respect or failed to obtain any license, permit, franchise or other authorization from any Governmental Authority (other than pursuant to any Environmental Law which is addressed in Section 5.11 below) necessary for the ownership of any of its Oil and Gas Properties or the conduct of its business which failure could not reasonably be expected to cause a Material Adverse Change.  Except as could not reasonably be expected to cause a Material Adverse Change, the Oil and Gas Properties of the Loan Parties (and assets and properties utilized therewith) have been maintained, operated and developed in a good and workmanlike manner and in conformity with all applicable laws and all rules, regulations and orders of all Governmental Authorities having jurisdiction (other than pursuant to any Environmental Law which is addressed in Section 5.11 below) and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of such Oil and Gas Properties, except such non-conformity resulting in defaults the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases; specifically in this connection, (A) no Oil and Gas Property of any Loan Party is subject to having allowable production reduced below the full and regular allowable production (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the Interim Facility Effective Date and (B) none of the wells comprising a part of any Oil and Gas Property (or assets and properties utilized therewith) is deviated from the vertical, except to the extent such deviation could not reasonably be expected to result in a Material Adverse Change, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, such Oil and Gas Properties (or in the case of wells located on Real Property utilized therewith, such utilized Real Property) covered by the leases.

5.6                                 Due Authorization; No Conflict.

(a)           The execution, delivery, and performance by Borrower of this Agreement and the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower and Borrower, subject to the entry and terms of the Final Bankruptcy Court Order, has full power and authority to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

(b)           The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of Borrower (other than defaults, the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases) or require any approval or consent of any Person under any Material Contract of Borrower, other than consents or approvals that have been obtained and that are still in force and effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower’s interest holders, other than approvals that have been obtained and that are still in force and effect.

(c)           Except for the Bankruptcy Court Orders, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the execution, delivery and performance by Borrower of this Agreement and the other Loan Documents to which it is a party, (ii) the pledge or grant by Borrower or any or its Subsidiaries of the Liens created in favor of Agent, Bank Product Providers and the Lenders pursuant to this Agreement or any of the Loan Documents or (iii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any pledged Collateral, by laws generally affecting the offering and sale of securities.

(d)           Subject to the entry of the Bankruptcy Court Orders, this Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower, will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(e)           [Intentionally Deleted]

(f)            The execution, delivery, and performance by Parent and each Debtor Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Parent and each Debtor Guarantor, and Parent and each Debtor Guarantor, subject to the entry and terms of the Bankruptcy Court Orders, has full power and authority to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

(g)           The execution, delivery, and performance by Parent and each Debtor Guarantor of the Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Parent or such Debtor Guarantor, the Governing Documents of Parent or such Debtor Guarantor, or any order, judgment, or decree of any court or other Governmental Authority binding on Parent or such Debtor Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of Parent or such Debtor Guarantor (other than with respect to Material Contracts of such Debtor Guarantor, defaults, the enforcement of which will be stayed by virtue of the filing of the Chapter 11 Cases) or require any approval or consent of any Person under any Material Contract of

Parent or such Debtor Guarantor, other than consents or approvals that have been obtained and that are still in force and effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Parent or such Debtor Guarantor, other than Permitted Liens, or (iv) require any approval of Parent’s or such Debtor Guarantor’s interest holders other than approvals that have been obtained and that are still in force and effect.

(h)           Except for the Final Bankruptcy Court Order, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the execution, delivery and performance by each Debtor Guarantor of this Agreement and the other Loan Documents to which such Debtor Guarantor is a party, (ii) the pledge or grant each Debtor Guarantor or any or its Subsidiaries of the Liens created in favor of Agent, Bank Product Providers and the Lenders pursuant to this Agreement or any of the Loan Documents or (iii) the exercise by Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any pledged Collateral, by laws generally affecting the offering and sale of securities

(i)            Other than the filing of financing statements, the recordation of Mortgages, and other filings or actions necessary to perfect Liens granted to Agent in the Collateral owned by Parent, no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for (i) the execution, delivery and performance by Parent of this Agreement and the other Loan Documents to which it is a party, (ii) the pledge or grant by Parent of the Liens created in favor of Agent, Bank Product Providers and the Lenders pursuant to this Agreement or any of the Loan Documents or (iii) the exercise by Agent of any rights or remedies in respect of any Collateral owned by Parent (whether specifically granted or created pursuant to this Agreement, any of the Loan Documents or created or provided for by applicable law), except as may be required, in connection with the disposition of any pledged Collateral, by laws generally affecting the offering and sale of securities.

(j)            Subject to the entry of the Final Bankruptcy Court Order, the Loan Documents to which each Debtor Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Debtor Guarantor, will be the legally valid and binding obligations of such Debtor Guarantor, enforceable against such Debtor Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(k)           The Loan Documents to which Parent is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Parent, will be the legally valid and binding obligations of Parent, enforceable against Parent in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(l)            No Default or Event of Default exists.

5.7                                 Litigation.  Other than (x) those matters disclosed on Schedule 5.7 to the Interim DIP Credit Agreement, (y) actions, suits and proceedings, the collection of which are stayed by the Chapter 11 Cases and (z) other than matters arising after the Interim Facility Effective Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of the Loan Parties, threatened against any Loan Party.

5.8                                 No Material Adverse Change.

(a)           All of Parent’s consolidated financial statements that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects the Parent’s and its consolidated Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended.  Since the Filing Date, there has not been a Material Adverse Change.

(b)           The Projections, including any Projections delivered on or before the Interim Facility Effective Date, when submitted to Agent as required pursuant to the Loan Documents represent Parent’s and Borrower’s good faith estimate of the future performance, expenses and receivables of Parent and its consolidated Subsidiaries for the periods set forth therein.  The Projections have been prepared on the basis of the assumptions set forth therein, which Parent and Borrower believe were fair and reasonable in light of current and reasonably foreseeable business conditions at the time submitted to Agent.

5.9                                 Fraudulent Transfer.  No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.10                           Employee Benefits.  No Loan Party, and no ERISA Affiliate of any Loan Party, maintains or contributes to any Pension Plan, Multiemployer Plan or other Benefit Plan.

5.11                           Environmental Condition.  Except as set forth on Schedule 5.11 to the Interim DIP Credit Agreement, or after the date of this Agreement otherwise disclosed in writing pursuant to Section 6.12 by the Loan Parties to the Agent, and except as would not reasonably be expected to cause a Material Adverse Change:

(a)           each Loan Party’s and its business and operations, including such business and operations at any Real Property and any former business and operations at real property formerly owned, leased, operated, managed, or occupied by such Loan Party or any of its predecessors in interest (the “Former Real Property”) are and have been in compliance with, and no Loan Party has liability under, any applicable Environmental Laws;

(b)           the Loan Parties have obtained all permits required for the conduct of their business and operations, and the ownership, operation and use of the Real Property, under all applicable Environmental Laws (the “Environmental Permits”).  The Loan Parties are in compliance with the terms and conditions of such Environmental Permits, and all such Environmental Permits are valid and in good standing.  No expenditures or operational adjustments, other than those in the ordinary course of business, are reasonably anticipated to be required to remain in compliance with the terms and conditions of, or to renew or modify such Environmental Permits;

(c)           there has been no Release or threatened Release or any handling, management, generation, treatment, storage or disposal of Hazardous Materials on, at, under or from any Real Property or Former Real Property that has resulted in, or is reasonably likely to result in, a material Environmental Liability for any Loan Party;

(d)           there is no Environmental Action or Environmental Liability pending or, to the knowledge of any Loan Party, threatened against any Loan Party, or relating to the operations of any Loan Party, and, to the knowledge of each Loan Party, there are no actions, activities, circumstances, conditions, events or incidents that are reasonably likely to form the basis of such an Environmental Action or Environmental Liability against any Loan Party, including with respect to operations at any Real Property and former operations at any Former Real Property;

(e)           to the knowledge of the Loan Parties, no person with an indemnity, contribution or other obligation to any Loan Party relating to compliance with or liability under Environmental Law is in default with respect to any such indemnity, contribution or other obligation;

(f)            no Loan Party is conducting, financing or is obligated to perform any Response Action or otherwise incur any expense under Environmental Law pursuant to any Environmental Action or agreement by which it is bound or has expressly assumed by contract or agreement;

(g)           no Real Property or facility owned, operated or leased by any Loan Party and, to the knowledge of each Loan Party, no Former Real Property is (i) listed or proposed for listing on the National Priorities List as defined in and promulgated pursuant to the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §9601 et seq. (“CERCLA”) or (ii) included on any similar list maintained by any Governmental Authority that indicates that any Loan Party has or may have an obligation to undertake any Response Action;

(h)           no Environmental Lien has been recorded with respect to any owned Real Estate Property or, to the knowledge of each Loan Party, with respect to any facility leased or operated by each Loan Party, and to the knowledge of each Loan Party, no Environmental Lien has been threatened with respect to any Real Property;

(i)            each Loan Party has made available to the Lenders all records and files in the possession, custody or control of, or otherwise reasonably available to, such Loan Party concerning compliance with or liability or obligation under Environmental Law, including those concerning the environmental condition of the Real Property or the existence of Hazardous Materials at the Real Property or Former Real Property; and

(j)            the representations and warranties set forth in this Section 5.11 shall be the sole representations and warranties of the Loan Parties under the Loan Documents relating to environmental matters.

5.12                           Intellectual Property.  Except with respect to Seismic Licenses, the Loan Parties own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted, and attached to the Interim DIP Credit Agreement as Schedule 5.12 to the Interim DIP Credit Agreement (as updated from time to time) is a true, correct, and complete listing of all material patents, patent applications, trademarks, trademark applications, copyrights, and copyright registrations as to which each Loan Party is the owner or is an exclusive licensee; provided, however, the Loan Parties may amend such Schedule 5.12 to add additional property so long as such amendment occurs by written notice to Agent not less than 10 days after the date on which any such Loan Party acquires any such property after the Interim Facility Effective Date.

5.13                           Leases.  The Loan Parties enjoy peaceful and undisturbed possession under all leases covering any Proved Oil and Gas Property and any other Real Property material to their business and to which they are parties or under which they are operating, and all of such leases are valid and subsisting and no material default by any Loan Party exists under any of them, except any defaults of Borrower and the Debtor Guarantors, the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases.  Except as set forth on Schedule 5.13 to the Interim DIP Credit Agreement, there are no leases, subleases, contracts or other operating agreements that allocate operating expenses to any Loan Party in excess of its working interest as reflected in the most recent Reserve Report in the particular Oil and Gas Property subject to such lease, the sublease, contract or other operating agreement.

5.14                           Deposit Accounts and Securities Accounts.  Set forth on Schedule 5.14 to the Interim DIP Credit Agreement is a listing of all of the Loan Parties’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.  So long as no Default or Event of Default has occurred and is continuing, the Loan Parties may amend such Schedule 5.14 to add or replace a Deposit Account or Securities Account; provided, however, that (a) such prospective bank or securities intermediary shall be reasonably satisfactory to Agent, and (b) prior to the time of the opening of such Deposit Account or Securities Account, such Loan Party and such prospective bank or securities intermediary shall have executed and delivered to Agent a Control Agreement.

5.15                           Complete Disclosure.  None of the factual information (taken as a whole) furnished by or on behalf of the Loan Parties in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein contains, and none of the other factual information (taken as a whole) hereafter furnished by or on behalf of any Loan Party in writing to Agent or any Lender will contain, any material misstatement of fact or omits, or will omit, to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided, it being understood that the factual information referenced in this sentence shall not include the Projections or other forecasts or forward looking statements provided to the Agent or the Lender Group.  On the Interim Facility Effective Date, the Projections provided represent, and as of the date on which any other projections are delivered to Agent, such additional projections represent, Borrower’s good faith estimate of its and its Subsidiaries future performance, expenses and receivables for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries and no assurances can be given that such projections or forecasts will be realized and further understood that projections concerning reserves or production volumes attributable to the Oil and Gas Properties and production and cost estimates contained in the projections are necessarily based upon professional opinions, estimates and projections and that Borrower and the Subsidiaries do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate, provided that all such projections shall be prepared in good faith based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent and consistent with industry standards).

5.16                           Indebtedness.  Set forth on Schedule 5.16 to the Interim DIP Credit Agreement is a true and complete list of all Indebtedness of the Loan Parties (other than the Pre-Petition Credit Facility) outstanding immediately prior to the Interim Facility Effective Date that is to remain outstanding after the Interim Facility Effective Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Interim Facility Effective Date.

5.17                           Material Contracts.  As of the Interim Facility Effective Date, set forth on Schedule 5.17 to the Interim DIP Credit Agreement is a list of all Material Contracts of the Loan Parties.  The Loan Parties have complied with their obligations pursuant to Section 6.17.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, and except as set forth on Schedule 5.17 to the Interim DIP Credit Agreement, each Material Contract (other than those that have expired at the end of their normal terms) (a) is in full force and effect, and is binding upon and enforceable against each Loan Party, as applicable, and, to each of the Loan Party’s knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 7.7(c)) and (c) is not in default due to the action or inaction of any Loan Party, except any defaults by Borrower or a Debtor Guarantor, the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases.

5.18                           Government Regulation.  No Loan Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended.  No Loan Party is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The Advances and the other transactions contemplated hereunder, the application of the proceeds thereof and repayment thereof comply in all material respects with any such statute or any rule, regulation or order issued by the SEC.

5.19                           Foreign Assets Control Regulations, Etc.

(a)           No Loan Party is in violation in any material respect of the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

(b)           No Loan Party (i) is, or will become, a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Person.  The Loan Parties are in compliance, in all material respects, with the USA Patriot Act.

(c)           No part of the proceeds from the loans made hereunder will be used by any Loan Party, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

5.20                           Insurance and Bonds.  Schedule 5.20 to the Interim DIP Credit Agreement lists, as of the Interim Facility Effective Date, all insurance policies of any nature maintained for current occurrences by each Loan Party, as well as a summary of the terms of each such policy.  No Loan Party is in default of any obligation under any such policy, except any default of Borrower or a Debtor Guarantor, the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases.  Except as set forth on Schedule 5.20 to the Interim DIP Credit Agreement, all such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Interim Facility Effective Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy.  Schedule 5.20 to the Interim DIP Credit Agreement contains an accurate and complete description, as of the Interim Facility Effective Date, of all performance bonds related to operations on or pertaining to the Oil and Gas Properties of the Loan Parties.  Such bonds and insurance policies comply with all requirements of law and all agreements to which the each of the Loan Parties is a party, except to the extent that such noncompliance cannot reasonably be expected to cause a Material Adverse Change; are valid, outstanding and enforceable policies; provide adequate coverage in at least such amounts and against at least such risks (but including in any event public liability) as are required by Governmental Authorities and/or usually insured or bonded against in the same general area by companies engaged in the same or a similar business for the assets and operations of the Loan Parties in the same or similar locations; will remain in full force and effect through the respective dates set forth in Schedule 5.20 to the Interim DIP Credit Agreement without the payment of additional premiums except as set forth on such Schedule 5.20; and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement.  No Loan Party has been refused any bonds or insurance with respect to its assets or operations, nor has its coverage been limited below usual and customary bond or policy limits, by any bonding company or insurance carrier to which it has applied for any such bond or insurance or with which it has carried insurance during the three years prior to the Interim Facility Effective Date.  To the extent any insurance policy has a cash surrender, rebate or similar value, there is no restriction, Lien or other encumbrance affecting any Loan Party’s receipt or claim of such value, and no obligation or agreement to pay, directly or indirectly, such value to any other party exists other in favor of the Lenders.

5.21                           Government Contracts.  Except as set forth in Schedule 5.21 to the Interim DIP Credit Agreement and other than leases and other agreements (but not excluding agreements pursuant to which or by which receivables are created in favor of any Loan Party) relating to Oil and Gas Properties, no Loan Party is a party to any contract or agreement with any Governmental Authority and no Loan Party’s Accounts are subject to the Federal Assignment of Claims Act, as amended  (31 U.S.C. Section 3727).

5.22                           Taxes.  All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by the Loan Parties have been filed with the appropriate Governmental Authority (and all such returns, reports and statements accurately reflect in all material respects all liabilities of each respective Loan Party for the periods covered thereby) and all charges have been paid prior to the date on which any material fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding charges or other amounts that are subject to a Permitted Protest.  Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in full and complete compliance with all applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities.  Schedule 5.22 to the Interim DIP Credit Agreement sets forth as of the Interim Facility Effective Date those taxable years for which any Loan Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding.  As of the Interim Facility Effective Date and except as set forth on Schedule 5.22 to the Interim DIP Credit Agreement, there is no action, suit, proceeding, investigation, audit or claim now pending or threatened by any authority regarding any taxes relating to any Loan Party, which, either individually or in the aggregate, could reasonably be expected to cause a Material Adverse Change or to result in a material liability to any Loan Party.  Except as described on Schedule5.22 to the Interim DIP Credit Agreement, no Loan Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges or other amounts.  No Loan Party nor its respective predecessors (or to any such Loan Party’s knowledge, as a transferee) is liable for any charges or other amounts under any tax agreement (including any tax sharing agreements).  As of the Interim Facility Effective Date, no Loan Party has agreed or has been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which could cause a Material Adverse Change.

5.23                           Gas, Imbalances, Prepayments.  As of the date hereof, except as set forth on Schedule 5.23 to the Interim DIP Credit Agreement or on the most recent certificate delivered pursuant to Section 6.20(c), on a net basis there are no gas imbalances, take or pay or other similar arrangements or any prepayment with respect to any of the Oil and Gas Properties of any Loan Party, which would require such Person either to make cash settlements for such production or require such Loan Party to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time in any case without then or thereafter receiving full payment therefor exceeding the amount permitted pursuant to Section 7.17.

5.24                           Swap Agreements.  Schedule 5.24 to the Interim DIP Credit Agreement sets forth, as of the Interim Facility Effective Date, a true and complete list of all Swap Agreements (including any commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons or other commodities) of the Loan Parties, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), all credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement.

5.25                           Location of Real Property and Leased Premises.

(a)           Schedule 5.25 to the Interim DIP Credit Agreement lists completely and correctly as of the Interim Facility Effective Date all material Oil and Gas Properties that are Real Property whether leased or owned by the Loan Parties and the lands covered or respective addresses (if any), as applicable, counties and states thereof.

(b)           Each of the Loan Parties has Defensible Title to all of its Proved Oil and Gas Properties set forth on Schedule 5.25 to the Interim DIP Credit Agreement which constitute Real Property and good and indefeasible title to all of its Proved Oil and Gas Properties which constitute personal property, except for (i) such imperfections of title which do not in the aggregate materially detract from the value thereof to, or the use thereof in, the business of such Loan Party and (ii) Permitted Liens.  The quantum and nature of the interest of the Loan Parties in and to the Oil and Gas Properties as set forth in the most recent Reserve Report, as the case may be, includes the entire interest of the Loan Parties in such Oil and Gas Properties as of the date of such applicable Reserve Report delivered by Borrower to Agent pursuant to Section 6.20, as the case may be, and are complete and accurate in all material respects as of the date of such applicable Reserve Report, as the case may be; and there are no “back-in” or “reversionary” interests held by third parties which could materially reduce the interest of any Loan Party in such Oil and Gas Properties except as expressly set forth in the most recent Reserve Report, as the case may be.  Except as set forth on Schedule 5.25 to the Interim DIP Credit Agreement, the ownership of the Oil and Gas Properties by a Loan Party shall not in any material respect obligate any such Loan Party to bear the costs and expenses relating to the maintenance, development or operations of any such Oil and Gas Property in an amount in excess of the working interest of record of such Loan Party in each Oil and Gas Property set forth in the most recent Reserve Report, as the case may be.

(c)           The Loan Parties’ marketing, gathering, transportation, processing and treating facilities and equipment, together with any marketing, gathering, transportation, processing and treating contracts in effect between and/or among any Loan Party and any other Person, are or are reasonably anticipated to be sufficient to gather, transport, process and/or treat, volumes of production of Hydrocarbons from the Oil and Gas Properties of the Loan Parties, as applicable, that are contemplated by the most recent Reserve Report, as the case may be.

5.26                           Nature of Business.  No Loan Party is engaged in any business other than the Oil and Gas Business within the continental United States and Canada.

5.27                           Seismic Licenses.  To the extent not prohibited by the terms thereof, or any confidentiality agreement, Schedule 5.27 to the Interim DIP Credit Agreement identifies all of the license agreements relating to the performance of seismic exploration on the Oil and Gas Properties (“Seismic Licenses”) to which the each of the Loan Parties are party as of the date hereof.  With respect to the Seismic Licenses: (a) all Seismic Licenses are in effect and have not expired or terminated; (b) no Loan Party is in material breach or material default, and there has occurred no event, fact, or circumstance that, with the lapse of time or the giving of notice, or both, would constitute such a material breach or material default by any Loan Party, as applicable, with respect to the terms of any Seismic License, except any insolvency-related default by Borrower or a Debtor Guarantor, the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases; and (c) no Loan Party nor, to the knowledge of any Loan Party, any other party to any Seismic License has given written notice of any action to terminate, cancel, rescind, or procure a judicial reformation of any Seismic License or any provision thereof.

5.28                           Marketing of Production.  Except for contracts listed and in effect on the date hereof on Schedule 5.28 to the Interim DIP Credit Agreement, and thereafter either disclosed in writing to Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts Borrower represents that it, Parent and its Subsidiaries are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist which are not cancelable on sixty (60) days notice or less without penalty or detriment for the sale of production from any Loan Party’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of more than six (6) months from the date hereof.  All proceeds from the sale of any Loan Party’s Hydrocarbon Interests from its Oil and Gas Properties will be paid in full to the applicable party by the purchaser thereof on a timely basis, and none of such proceeds are currently being held in suspense by such purchaser or any other Person.  Except as set forth in Schedule 5.28 to the Interim DIP Credit Agreement, none of the Oil and Gas Properties of the Loan Parties are subject to any contractual or other arrangement whereby payment for production therefrom is to be deferred for a substantial period of time after the month in which such production is delivered (i.e., in the case of oil, not in excess of sixty (60) days, and in the case of gas, not in excess of ninety (90) days).

5.29                           Senior Indebtedness.  The Obligations constitute “Senior Indebtedness” under the terms of the Subordination and Intercreditor Agreement, the Loan Documents constitute “Bank Loan Documents” , the Lenders and Agent constitute “Senior Lenders” and the Bank Product Providers constitute “Senior Affiliates” each under the terms of the Subordination and Intercreditor Agreement.

5.30                           Administrative Priority; Lien Priority.

(a)           Subject to the terms of the Final Bankruptcy Court Order, after the Final Bankruptcy Court Order Entry Date, the Obligations of the Loan Parties will constitute allowed administrative expenses in the Chapter 11 Cases, having priority in payment over all other administrative expenses of the kind specified in Sections 503(b) and 507(b) of the Bankruptcy Code, subject only to the prior payment of Carve-Out Expenses to the extent set forth in the Agreed Administrative Expense Priorities.

(b)           Upon entry of the Final Bankruptcy Court Order, Agent’s Liens and security interests of Agent on the Collateral referred to in Section 3.1(a) hereof shall be valid and perfected Liens with the priority specified in the Final Bankruptcy Court Order.

(c)           On or after the Interim Bankruptcy Court Order Entry Date and prior to the Final Bankruptcy Court Order Entry Date, the Interim Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of Agent, the Lenders and Borrower, and after the Final Bankruptcy Court Order Entry Date, the Final Bankruptcy Court Order is in full force and effect, and has not been reversed, modified, amended, stayed or vacated absent the written consent of Agent, the Lenders and Borrower.

5.31                           Appointment of Trustee or Examiner; Liquidation.  No order has been entered in any Chapter 11 Case (a) for the appointment of a Chapter 11 trustee, (b) for the appointment of an examiner with enlarged powers (beyond those set forth in Sections 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code or (c) to convert any Chapter 11 Case to a Chapter 7 case or to dismiss any Chapter 11 Case.

5.32                           Performance of Agreements.  Storm Cat Energy (USA) Operating Corporation is not in default of any of its obligations under any of the following agreements:

(a)           Managed Services Contract dated May 1, 2005, by and between Storm Cat Energy (USA) Operating Corporation and Baker/MO Services, Inc., as amended by a letter dated October 29, 2008;

(b)           Master Services Contract dated July 8, 2007, by and between Storm Cat Energy (USA) Operating Corporation and TXD Services, as amended by a letter dated October 29, 2008; and

(c)           Master Services Contract dated October 15, 2007, by and between Storm Cat Energy (USA) Operating Corporation and Gossett Welding Inspections, as amended by a letter dated October 29, 2008.

6.                                       AFFIRMATIVE COVENANTS.

Each Loan Party covenants and agrees, until termination of all of the Commitments, the termination or expiration of all outstanding Letters of Credit, and repayment in full of the Obligations, to do all of the following:

6.1                                 Accounting System.  Maintain a system of accounting that enables Parent to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral in accordance with customary industry practice.

6.2                                 Collateral Reporting.  Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the reports and other documents set forth on Schedule 6.2 to the Interim DIP Credit Agreement at the times specified therein.

6.3                                 Financial Statements, Reports, Certificates.  Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 6.3 to the Interim DIP Credit Agreement at the times specified therein.  In addition, Borrower agrees that no Subsidiary of Borrower or Parent will have a fiscal year different from that of Borrower.

6.4                                 Parent and Debtor Guarantor Reports.  Unless otherwise waived by Agent, cause Parent and each Debtor Guarantor to deliver its annual financial statements at the time when Borrower provides its annual audited financial statements to Agent, but only to the extent Parent’s and such Debtor Guarantor’s financial statements are not consolidated with Borrower’s financial statements.

6.5                                 Inspection.  Permit Agent, each Lender, and each of their duly authorized representatives or agents, at the sole cost of Borrower, to visit any of the properties of Parent or its Subsidiaries and inspect any of the assets or books and records of Parent or any of its Subsidiaries, to examine and make copies of the books and records of Parent or its Subsidiaries, and to discuss the affairs, finances, and accounts with, and to be advised as to the same by, the officers and employees of Parent or its Subsidiaries at such reasonable times and intervals as Agent or any such Lender may designate and, so long as no Event of Default exists, with reasonable prior notice to Borrower; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall not be responsible for the costs of more than two (2) inspection visits per calendar year.

6.6                                 Maintenance of Properties.  Each Loan Party will:

(a)           prudently operate its Proved Oil and Gas Properties for the production of Hydrocarbons, operate its other Properties and, to the extent a Loan Party is not the operator of a Property in which it has an interest, the Loan Parties shall use commercially reasonable efforts to cause the operator to operate such Property, in each case in accordance with the practices of the industry, in material compliance with all applicable Material Contracts, in the case of Proved Oil and Gas Properties in accordance with good engineering practices consistent with industry practice except as could not reasonably be expected to result in a Material Adverse Change, and in all cases, in compliance with all applicable laws, including, without limitation, applicable proration requirements (other than Environmental Laws, which are addressed in Section 6.12 below), and all other applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom except for the non-compliance of which could not reasonably be expected to result in a Material Adverse Change;

(b)           keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear and casualty events excepted, preserve, maintain and keep in good repair and working order (ordinary wear and tear and casualty events excepted) all of its material Proved Oil and Gas Properties and other material Properties, including, without limitation, all equipment, machinery, facilities, and marketing, gathering, transportation and processing assets and, from time to time, will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and conditions of such Oil and Gas Properties and other material Properties will be fully preserved and maintained in a manner sufficient to permit reasonable operation in accordance with good oilfield practices, except to the extent a portion of such assets is no longer capable of producing Hydrocarbons in economically reasonable amounts;

(c)           except for payments subject to a Permitted Protest, promptly pay and discharge prior to the expiration of any applicable cure period, or make efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under Material Contracts affecting or pertaining to its Proved Oil and Gas Properties in a manner that could reasonably be expected to keep unimpaired their material rights with respect thereto and prevent any forfeiture thereof or other default thereunder, except any default, the enforcement of which is stayed by the Chapter 11 Cases; and

(d)           promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the Material Contracts affecting its interests in its Proved Oil and Gas Properties and other material Properties in a manner that could reasonably be expected to keep unimpaired, except for Permitted Liens, its rights with respect thereto and prevent any forfeiture thereof, a default thereunder, or any deficiency payment thereunder, except any default, the enforcement of which is stayed by the Chapter 11 Cases and to the extent a portion of such properties is no longer capable of producing Hydrocarbons in economically reasonable amounts.

6.7                                 Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against any Loan Party or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Each Loan Party will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that such Loan Party has made such payments or deposits.

6.8                                 Insurance.

(a)           At Borrower’s expense, maintain insurance respecting such Loan Party’s assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses operating in the same or similar locations.  Each Loan Party shall maintain public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation.  In addition, each Loan Party shall maintain performance bonds in respect of its operations related to its respective Oil and Gas Properties in such amounts and in such manner as is customary for companies engaged in the same or similar business operating in the same or similar locations.  All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent, it being agreed that the insurance policies and amounts maintained by each Loan Party as of the Interim Facility Effective Date are satisfactory.  Each Loan Party shall deliver copies of all such policies to Agent with an endorsement naming Agent (on behalf of the Lenders) as loss payee (under a satisfactory lender’s loss payable endorsement) or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than thirty (30) days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.  During the period of the drilling of wells and the construction of any other improvements comprising a part of the Oil and Gas Properties of any Loan Party, such Loan Party shall, and shall cause its contractors or subcontractors to (and shall cause its Subsidiaries and their contractors and subcontractors to), obtain and maintain well control insurance (including coverage for costs and redrilling) and builder’s risk insurance, as applicable, in such form and amounts as is customary in the industry (it being understood that such insurance is not required with respect to drilling and construction associated with coal bed methane wells in Wyoming) and worker’s compensation insurance covering all Persons employed by such Loan Party or its or their agents or subcontractors of any tier in connection with any construction affecting such Oil and Gas Properties, including, without limitation, all agents and employees of such Loan Party and its and their subcontractors with respect to whom death or bodily injury claims could be asserted against such Loan Party thereof.  If any Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Agent deems advisable; provided that prior to a Default or Event of Default, Agent shall not obtain any new insurance policies without prior consultation with such Loan Party.  Agent shall have no obligation to obtain insurance for any Loan Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Loan Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrower to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)           Agent reserves the right at any time upon any material change in any Loan Party’s risk profile (including any change in laws affecting the potential liability of such Loan Party) to require additional forms and limits of insurance to, in Agent’s reasonable opinion, adequately protect both Agent’s and Lenders’ interests in all or any portion of the Collateral and to ensure that each Loan Party is protected by insurance in amounts and with coverage in compliance with the requirements of Section 6.8(a).  If requested by Agent, each Loan Party shall deliver to Agent from time to time a report of a reputable insurance broker, satisfactory to Agent, with respect to its insurance policies.

(c)           Each Loan Party shall give Agent prompt notice of any loss exceeding Two Hundred Fifty Thousand Dollars ($250,000) covered by such insurance.  So long as no Event of Default has occurred and is continuing, each Loan Party shall have the exclusive right to adjust any losses payable under any such insurance policies.  Following the occurrence and during the continuation of an Event of Default, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to any such Loan Party whatsoever in respect of such adjustments.

(d)           Each Loan Party will not, and will not suffer or permit its Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 6.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement.  Each Loan Party shall notify Agent promptly whenever such separate insurance is taken out, specifying the insurer and the type and amount of insurance provided thereunder as to the policies evidencing the same, and copies of such policies shall be provided to Agent promptly after receipt by such Loan Party thereof.

6.9                                 Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than Environmental Laws (which are addressed in Section 6.12 below) and laws, rules, regulations, and orders (other than Environmental Laws) the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.  Each Loan Party shall obtain and maintain all licenses, permits, franchises, and governmental authorizations (other than Environmental Permits, which are addressed in Section 6.12 below) required to own its property and to conduct its business as conducted on the Interim Facility Effective Date, except as could not reasonably be expected to result in a Material Adverse Change.

6.10                           [Intentionally Deleted].

6.11                           Existence.  At all times preserve and keep in full force and effect each Loan Party’s valid existence and good standing and, except as could not reasonably be expected (either individually or in the aggregate) to result in a Material Adverse Change, any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses.

6.12                           Environmental.

(a)           Except as could not reasonably be expected to result in a Material Adverse Change, (i) keep any Real Property free of any Environmental Liens or (ii) post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, in each case, to the extent such Environmental Liens arise from any Environmental Liability of any Loan Party;

(b)           Except as could not reasonably be expected to result in a Material Adverse Change, comply with all Environmental Laws and Environmental Permits; obtain and maintain in full force and effect all Environmental Permits; and conduct all actions, including Response Actions, required under any Environmental Actions or applicable Environmental Laws, and in compliance with, the lawful requirements of any Governmental Authority and applicable Environmental Laws;

(c)           Except as could not reasonably be expected to result in a Material Adverse Change, (i) do or cause to be taken all commercially reasonable steps necessary to prevent any Release caused by any Loan Party, or any contractor, employee or agent thereof, in, on, under, to or from any Real Property except in full compliance with applicable Environmental Laws or an Environmental Permit, and (ii) ensure that each Loan Party, and any contractor, employee or agent thereof, shall not use, store, handle or manage Hazardous Materials in, on, under or from any Real Property except those that are used, stored, handled and managed in compliance with applicable Environmental Laws;

(d)           Except as could not reasonably be expected to result in a Material Adverse Change, undertake all commercially reasonable actions, including Response Actions, necessary, at the sole cost and expense of the Loan Parties, to address (i) any Environmental Action and any obligations thereunder; (ii) any Release at, from or onto any Real Property as required pursuant to Environmental Law or the requirements of any Governmental Authority; and (iii) Environmental Liability;

(e)           Diligently pursue and use commercially reasonable efforts to cause any Person with an indemnity, contribution or other obligation to any of the Loan Parties relating to any Environmental Action or compliance with or liability under Environmental Law to satisfy such obligations in full and in a timely manner; and shall not amend in any way or waive any or all rights to such obligations without the prior written consent of Agent, which shall not be unreasonably withheld;

(f)            Upon Agent’s reasonable request, promptly provide to Agent documentation reasonably acceptable to Agent of compliance with items (a) through (e), including, without limitation, within 45 days following a written request of Agent, but no more frequently than once each year unless an Event of Default exists, pursuant to Section 6.12(g) below, or a Default caused by reason of a breach of Sections 5.11 or 6.12 herein, provide Agent with an environmental assessment, including where appropriate and permitted by the applicable lease, any soil and/or groundwater sampling, prepared by an environmental consulting firm reasonably acceptable to Agent, and in form and substance reasonably acceptable to Agent;

(g)           Promptly, but in any event within ten (10) Business Days of its obtaining knowledge thereof, provide Agent with written notice of, and all data, information and reports generated or prepared in connection with, any of the following: (i) an Environmental Lien that has been filed or is threatened against the Real Property or any personal property of any Loan Party, (ii) commencement of any material Environmental Action or notice that a material Environmental Action will be filed against a Loan Party, and (iii) any Release or threatened Release in, on, under, at, from or migrating to any Real Property owned, leased or operated by any Loan Party that requires reporting by such Loan Party under any Environmental Law, except as otherwise pursuant to and in compliance with the terms and conditions of an Environmental Permit or any Environmental Law and not including any report required under the Emergency Planning and Community Right to Know Act or similar state and local laws, (iv) any material non-compliance with, or violation of, any Environmental Law applicable to any Loan Party’s business or Real Property, (v) any Response Action which could reasonably be expected to result in a material Environmental Liability to any Loan Party, (vi) any material notice or other material communication received by any Loan Party from any Person or Governmental Authority relating to any material Environmental Liability of such Loan Party.  Notwithstanding the foregoing, nothing in this Section 6.12 shall require any Loan Party to provide any notice or communication that would waive any applicable privilege.

6.13                           Disclosure Updates.  Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto; provided, however, that in no event shall the requirements of this Section 6.13 apply to any Projections, forecasts or other forward looking statements provided to the Agent or the Lender Group.

6.14                           Control Agreements.  To the extent required under the Loan Documents, take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 7.12) all of its Securities Accounts, Deposit Accounts, and all of its electronic chattel paper, investment property, and letter-of-credit rights other than all such items with an aggregate value not exceeding Five Hundred Thousand Dollars ($500,000).

6.15                           Formation of Subsidiaries.  To the extent permitted under this Agreement, if at the time that any Loan Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Interim Facility Effective Date, within ten (10) Business Days following formation or acquisition, such Loan Party shall (a) cause such new Subsidiary to provide to Agent a joinder to this Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary when required to satisfy the requirements of Section 6.16), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Agent, and (c) provide to Agent all other documentation, including, if requested by Agent, one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage, subject to any limitation expressly set forth in Section 6.21); provided, however, that the foregoing obligations shall not apply to any Subsidiary prior to such time as it owns assets with more than a de minimus value.  Any document, agreement, or instrument executed or issued pursuant to this Section 6.15 shall be a Loan Document.

6.16                           Further Assurances.  At any time upon the request of Agent, each Loan Party shall within thirty (30) days (unless there is an imminent threat to Agent’s or any Lender’s perfection on any portion of the Collateral, in which case, promptly upon request) execute or deliver to Agent any and all financing statements, personal property security act filings, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens with respect to Oil and Gas Properties that are required to be mortgaged pursuant to this Section 6.16 and all of the other properties and assets of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent, Bank Product Providers and the Lenders in any Real Property acquired by any Loan Party after the Interim Facility Effective Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents, provided that Section 6.21 shall govern the obligation of each Loan Party to deliver title information with respect to Oil and Gas Properties.  To the maximum extent permitted by applicable law, each Loan Party authorizes Agent to file such executed Additional Documents in any appropriate filing office.  Subject to approval of the Bankruptcy Court, each Loan Party appoints Agent (such appointment being coupled with an interest) as such Loan Party’s attorney-in-fact, with full authority in the place and stead of such Loan Party and in the name of such Loan Party, from time to time in Agent’s discretion to take any action and to execute any instrument that Agent may deem reasonably necessary to carry out the provisions of this Agreement.  If at any time the aggregate Total Reserve Value of the Proved Oil and Gas Properties evaluated in the most recent Reserve Report for which the Agent shall have received Mortgages encumbering such Proved Oil and Gas Properties constitutes less than (a) eighty percent (80%) of the aggregate Total Reserve Value and (b) ninety percent (90%) of the aggregate Proved Developed Producing Reserves of all Oil and Gas Properties of the Loan Parties evaluated in the most recent Reserve Report, it being agreed that the Proved Reserves not subject to any Mortgage shall not constitute a Proved Reserve that is reasonably necessary to the integral operation of the Proved Reserves subject to Mortgages, each Loan Party shall promptly: (i) execute and deliver to Agent Mortgages covering additional Oil and Gas Properties, amendments to the

Mortgages or such other documents as Agent shall deem necessary or advisable to grant to Agent, for the benefit of the Agent, Bank Product Providers and the Lenders, a perfected first priority Lien on such Oil and Gas Properties with (A) a Total Reserve Value consisting not less than eighty percent (80%) of the aggregate Total Reserve Value and (B) Proved Developed Producing Reserves consisting not less than ninety percent (90%) of the aggregate Proved Developed Producing Reserves of all Oil and Gas Properties of the Loan Parties evaluated in the most recent Reserve Report; and (ii) take all actions necessary or advisable to cause such Lien to be duly perfected in accordance with all applicable law, including, without limitation, the filing of Mortgages, or UCC financing statements in such jurisdictions as may be reasonably requested by Agent; provided, however, that in the case of Oil and Gas Properties, such obligations shall be subject to the obtaining of any necessary third party consents, which each Loan Party shall use commercially reasonable efforts to obtain.  The assurances contemplated by this Section 6.16 shall be given under applicable non-bankruptcy law (to the extent not inconsistent with the Bankruptcy Code and the Bankruptcy Court Orders) as well as the Bankruptcy Code, it being the intention of the parties that Agent may request assurances under applicable non-bankruptcy law, and such request shall be complied with (if otherwise made in good faith by Agent) whether or not any of the Bankruptcy Court Orders are in force and whether or not dismissal of the Chapter 11 Cases or any other action by the Bankruptcy Court is imminent, likely or threatened.

6.17                           Material Contracts.  Contemporaneously with the delivery of each Compliance Certificate pursuant hereto, provide Agent with copies of (a) each Material Contract entered into since the delivery of the previous Compliance Certificate, and (b) each material amendment or modification of any Material Contract entered into since the delivery of the previous Compliance Certificate.

6.18                           Intellectual Property.  Each Loan Party shall use all reasonable efforts to conduct its business and affairs without material infringement of or interference with any intellectual property of any other Person, and, in the event a Loan Party acquires knowledge of any such infringement or interference, it will promptly cease such infringement or interference.

6.19                           Exercise of Rights.  Each Loan Party shall enforce all of its material rights as appropriate in its commercially reasonable judgment, including, without limitation, all material indemnification rights, and pursue as appropriate in its commercially reasonable judgment all material remedies available to such Loan Party with diligence and in good faith in connection with the enforcement of any such rights.

6.20                           Reserve Reports.

(a)           On or before March 3rd and September 3rd of each year, commencing March 3, 2009, the Borrower shall furnish to Agent and the Lenders a Reserve Report as of the immediately preceding January 1 or July 1, as applicable.  The Reserve Report as of January 1 of each year shall be prepared by Netherland, Sewell & Associates, Inc. of Houston, Texas or one or more other independent third party Petroleum Engineers reasonably acceptable to Agent and the Reserve Report as of July 1 of each year shall be prepared by or under the supervision of the chief engineer of Borrower who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding January 1 Reserve Report.  Notwithstanding the foregoing, the Reserve Report for January 1, 2009 shall be prepared and delivered solely to the extent requested by Agent.

(b)           [Intentionally Deleted]

(c)           With the delivery of each Reserve Report, Borrower shall provide to Agent and the Lenders a certificate from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) Borrower or its Subsidiaries owns Defensible Title to the Proved Oil and Gas Properties evaluated in such Reserve Report, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 5.23 with respect to their Oil and Gas Properties evaluated in such Reserve Report that would require Borrower or any of its Subsidiaries to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Proved Oil and Gas Properties have been sold since the Interim Facility Effective Date except as set forth on an exhibit to the certificate, which certificate shall list all of its Proved Oil and Gas Properties sold and in such detail as reasonably required by Agent, (v) attached to the certificate is a list of all marketing agreements entered into by the Loan parties subsequent to the later of the date hereof or the most recently delivered Reserve Report that Borrower could reasonably be expected to have been obligated to list on Schedule 5.28 to the Interim DIP Credit Agreement had such agreement been in effect on the date hereof, (vi) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the present value that such Mortgaged Properties represent, and (vii) to the extent required under the Loan Documents, all Proved Oil and Gas Properties are subject to the legal, valid and duly perfected, first priority security interests and Liens in favor of Agent, Bank Product Providers and the Lenders in such properties and in the oil and gas attributable to such properties and proceeds thereof.

6.21                           Title Information.

(a)           Each Loan Party shall have delivered title information in form and substance reasonably acceptable to Agent (which the Agent acknowledges may be in the form of a title opinion) covering enough of the Proved Oil and Gas Properties evaluated by the Reserve Report, so that Agent shall have received, together with title information previously delivered to Agent, reasonably satisfactory title information on at least eighty percent (80%) of the Total Reserve Value of the Proved Oil and Gas Properties evaluated by the Reserve Report.

(b)           On or before the delivery to Agent and the Lenders of each Reserve Report required by Section 6.20(a), each Loan Party will deliver title to Agent covering enough of the Proved Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that Agent shall have received together with title information previously delivered to Agent, reasonably satisfactory title information evidencing Defensible Title on at least eighty percent (80%) of the Total Reserve Value of the Proved Oil and Gas Properties evaluated by such Reserve Report.

(c)           If any Loan Party has provided title information for additional Properties under Section 6.21(b), such Loan Party shall, within sixty (60) days of notice from Agent that title defects or exceptions exist with respect to such additional Properties which render such Loan Party’s title not a Defensible Title, either (i) cure to the satisfaction of Agent any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 7.2 raised by such information, (ii) substitute acceptable Mortgaged Properties with Defensible Title having an equivalent value or (iii) deliver revised title information in form and substance reasonably acceptable to Agent so that Agent shall have received, together with title information previously delivered to Agent, reasonably satisfactory title information on at least eighty percent (80%) of the Total Reserve Value of the Proved Oil and Gas Properties evaluated by such Reserve Report.  For purposes of clarity, Agent shall be permitted to establish reserves against the Maximum Revolver Amount pursuant to Section 2.1(c) to the extent that the Agent does not receive satisfactory title as determined in this clause (c).

(d)           If a Loan Party is unable to cure any title defect requested to be cured pursuant to Section 6.21(c) within the sixty (60)-day period or such Loan Party does not comply with the requirements of Section 6.21(b) to provide acceptable title information covering eighty percent (80%) of the Total Reserve Value of the Proved Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default, but instead Agent and/or the Required Lenders shall have the right to exercise the following remedy in their reasonable discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by Agent or the Lenders.  To the extent that Agent or the Required Lenders are not reasonably satisfied with title to any Mortgaged Property after the 60-day period has elapsed, such unacceptable Mortgaged Property shall not count towards “the eighty percent (80%) requirement,” and Agent may send a notice to Borrower and the Lenders that a reserve against the Maximum Revolver Amount pursuant to Section 2.1(c) will be applied in an amount as determined by the Required Lenders to cause the Loan Parties to be in compliance with the requirement to provide acceptable title information on eighty percent (80%) of the Total Reserve Value of the Proved Oil and Gas Properties pursuant to this Section 6.21.

6.22                           Swap Agreements.  To the extent Borrower or any other Loan Party enters into Swap Agreements, such Loan Party shall use (and cause its Subsidiaries to use) such Swap Agreements solely as a part of their normal business operations as a risk management strategy and/or to hedge against changes resulting from market conditions related to their oil and gas operations and not as a means to speculate for investment purposes on trends and shifts in financial or commodities markets.  The Loan Parties shall maintain at all times Swap Agreements for Hydrocarbon Interests in form and substance satisfactory to Agent and the Required Lenders, with an Approved Counterparty and the notional volumes for which (when aggregated with all other Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to the other Swap Agreements) are in amounts satisfactory to Agent and the Required Lenders.

6.23                           Post Closing Obligations.

(a)           No later than March 1, 2009, Parent shall (i) execute and deliver Mortgages in favor of Agent with respect to the Oil and Gas Properties owned by Parent in Alaska, and such Mortgages shall be in full force and effect, (ii) deliver a copy of the resolutions of Parent, certified as of the Final Facility Effective Date by an Authorized Officer thereof, authorizing the execution, delivery and performance by Parent of such Mortgages and the execution and delivery of the other documents to be delivered by Parent in connection therewith and (iii) cause opinions of counsel for the Loan Parties in respect of Parent’s collateral obligations under such Mortgages, in form and substance reasonably satisfactory to Agent, to be delivered to Agent; and

(b)           If requested by Agent, the Loan Parties shall promptly enter into Control Agreements, in form and substance reasonably satisfactory to Agent, as Agent and the Required Lenders may require in their sole discretion.

7.                                       NEGATIVE COVENANTS.

Each Loan Party covenants and agrees that, until termination of all of the Commitments, the termination or expiration of all outstanding Letters of Credit, and repayment in full of the Obligations, it will not do any of the following:

7.1                                 Indebtedness.  Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)           any Indebtedness existing on the Filing Date;

(b)           Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit;

(c)           Indebtedness relating to the Convertible Subordinated Notes and other Indebtedness set forth on Schedule 5.16 to the Interim DIP Credit Agreement;

(d)           Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness;

(e)           endorsement of instruments or other payment items for deposit;

(f)            Indebtedness associated with bonds or surety obligations required by Governmental Requirements or otherwise in the ordinary course of business in connection with the operation of the Oil and Gas Properties; provided, that Indebtedness permitted by this Section 7.1 will not exceed $2,000,000 in the aggregate at any one time outstanding;

(g)           Indebtedness composing Permitted Investments; and

(h)           intercompany Indebtedness described in Section 7.12(a).

7.2                                 Liens.  Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

7.3                                 Restrictions on Fundamental Changes.

(a)           Consummate any merger, consolidation, amalgamation, reorganization, or recapitalization, or reclassification of its Stock;

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution); provided that any such transaction shall be permitted with respect to a Subsidiary that does not own any assets; or

(c)           Suspend or go out of a substantial portion of its business;

provided, that any Debtor Guarantor may merge with or into any other Debtor Guarantor and any Debtor Guarantor may merge with or into Borrower, so long as (i) in the case of a merger of a Debtor Guarantor with Borrower, Borrower is the surviving entity, (ii) no other provision of this Agreement would be violated thereby, (iii) Agent receives at least thirty (30) days’ prior written notice (or such shorter period as may be permitted by the Agent) of such merger, (iv) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, and (v) the Lenders’ rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation.

7.4                                 Disposal of Assets.  Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the Loan Parties’ assets, including the Stock of any of such Loan Party’s Subsidiaries.

7.5                                 Change of Jurisdiction, Corporate Name or Location.  (a) Change its jurisdiction of organization and/or organization and/or organizational identification number (if any), (b) change its corporate name or (c) change its chief executive office, principal place of business (both in the United States and Canada), offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, in any case without at least thirty (30) days (or such shorter period as may be permitted by the Agent) prior written notice to Agent and after completing any action reasonably requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, Bank Product Providers and the Lenders, in any Collateral, has been completed or taken, and provided that any such new location shall be in the continental United States (or Canada, in the case of Parent).  Without limiting the foregoing, no Loan Party shall change its location, name, identity or corporate structure in any manner which might make any financing or continuation statement filed in connection herewith seriously misleading within the meaning of Section 9-506 of the Code or any other then applicable provision of the Code except upon prior written notice to Agent and the Lenders and after completing any action reasonably requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, Bank Product Providers and the Lenders, in any Collateral.

7.6                                 Nature of Business.  Make any change in the nature of the business of the Loan Parties, taken as a whole, as conducted on the Interim Facility Effective Date or, to the extent permitted hereunder, acquire any properties or assets that are not reasonably related to the conduct of such business activities.

7.7                                 Prepayments and Amendments.  Except in connection with Refinancing Indebtedness permitted by Section 7.1 and in accordance with Section 7.25,

(a)           optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Loan Party (including the Convertible Subordinated Notes), other than the Obligations in accordance with this Agreement;

(b)           make any payment on account of payments (including any payment of interest) with respect to the Convertible Subordinated Notes, other than payments in the form of Permitted Junior Securities as defined in the Subordination and Intercreditor Agreement or make any payment on account of any other Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions applicable thereto; or

(c)           directly or indirectly amend, modify, alter, increase, or change any of the terms or conditions of (i) any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 7.1(b) or (c), or (ii) any other Material Contract except to the extent that such amendment, modification, alteration, increase, or change could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

7.8                                 Change of Control.  Cause, permit, or suffer, directly or indirectly, any Change of Control.

7.9                                 [Intentionally Deleted]

7.10                           Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than Common Stock) on, or purchase, acquire, redeem, or retire any of Parent’s Stock, of any class, whether now or hereafter outstanding.

7.11                           Accounting Methods; Fiscal Year.  Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

7.12                           Investments.  Except for Permitted Investments, directly or indirectly, make or acquire any Investment or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that (a) Borrower may make loans and advances to a Debtor

Guarantor and a Debtor Guarantor may make loans and advances to Borrower and to another Debtor Guarantor, in each case, in the ordinary course of business, so long as such Person shall have executed and delivered to such lender a global demand note (collectively, the “Intercompany Notes”) to evidence any such loan and advance by such Person to such other lender, which Intercompany Note shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent, and (b) the Loan Parties shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of Fifty Thousand Dollars ($50,000) at any one time unless the Loan Parties, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) Agent’s Liens in such Permitted Investments.  Subject to clause (b) of the foregoing proviso, no Loan Party shall establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

7.13                           Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any transaction with any Affiliate or Parent or any of its Subsidiaries that is not a Loan Party, except in accordance with the expenditure numbers in the Budget related to payment to Parent to the extent acceptable to Agent, and except for the transaction set forth on Schedule 7.13 to the Interim DIP Credit Agreement.

7.14                           Use of Proceeds.  In accordance with the expenditure line items in the Budget, (a) use the proceeds of the Advances for any purpose other than (i) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents and the transactions contemplated hereby and thereby, and (ii) thereafter, consistent with the terms and conditions hereof, for general corporate purposes, including the funding of capital expenditures and working capital, provided, however, not more than $70,000 of proceeds of Advances from and after the Interim Facility Effective Date may be used for any investigation of prepetition secured claims and (b) use the proceeds of Letters of Credit for any purpose other than for general corporate purposes.

7.15                           [Intentionally Deleted]

7.16                           Forward Sales.  Except as permitted under Section 6.22, enter into or permit to exist any advance payment agreement or other arrangement pursuant to which Borrower or any of its Subsidiaries, having received full or substantial payment of the purchase price for a specified quantity of Hydrocarbons upon entering such agreement or arrangement, is required to deliver, in one or more installments subsequent to the date of such agreement or arrangement, such quantity of Hydrocarbons pursuant to and during the terms of such agreement or arrangement.

7.17                           Oil and Gas Imbalances.  Enter into any contracts or agreements which guarantee production of Hydrocarbons (other than Swap Agreements otherwise permitted under Section 6.22) or hereafter allow gas imbalances, take-or-pay or other prepayment with respect to its Oil and Gas Properties which would require Borrower or any of its Subsidiaries to deliver Hydrocarbons produced on Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor to exceed, during any monthly period, two percent (2%) of the current aggregate monthly gas production for such monthly period from the Oil and Gas Properties of Borrower and its Subsidiaries.

7.18                           Marketing Activities.

(a)           Neither Borrower nor any of its Subsidiaries will engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their Proved Oil and Gas Properties during the period of such contract, (ii) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from Proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of Borrower and its Subsidiaries that Borrower (or its Subsidiaries, as applicable) has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (iii) other contracts for the purchase and/or sale of Hydrocarbons of third parties (A) that have generally offsetting provisions (i.e., corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (B) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.

(b)           All Hydrocarbons produced from the Oil and Gas Properties of Borrower and its Subsidiaries shall be marketed on an arm’s length basis using one or more Persons that are not Affiliates of Borrower.

7.19                           Sale-Leasebacks.  Engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

7.20                           Cancellation of Indebtedness.  Cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis.

7.21                           No Amendment of Governing Documents; Intercompany Note.  (a) Amend, modify, supplement, restate or otherwise change its Governing Documents to the extent adverse to the rights or interests of the Lenders without the prior written consent of the Agent or (b) add a Person other than a Loan Party to the Intercompany Note.

7.22                           No Impairment of Intercompany Transfers; Negative Pledge.  (a) Directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement and the other Loan Documents) which directly or indirectly restricts, prohibits or requires the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Borrower that is not a Debtor Guarantor to Borrower or (b) directly or indirectly enter into, incur or permit to exist any agreement or other arrangement (other than (i) this Agreement, (ii) Permitted Liens under Permitted Purchase Money Indebtedness permitted under this Agreement, (iii) restrictions on assignment contained in licenses, leases and other contracts entered into in the ordinary course of business, and (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder) that prohibits, restricts or imposes any condition upon the ability of such Borrower or Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets.

7.23                           Bankruptcy Court Orders; Administrative Priority; Lien Priority; Payment of Claims.

(a)           At any time, seek, consent to or suffer to exist any reversal, modification, amendment, stay or vacation of any of the Bankruptcy Court Orders, except for modifications and amendments agreed to by Agent and the Lenders;

(b)           at any time, suffer to exist a priority for any administrative expense or unsecured claim against Borrower or any Debtor Guarantor (now existing or hereafter arising of any kind or nature whatsoever), including, without limitation, any administrative expenses of the kind specified in, or arising or ordered under, Sections 105, 326, 328, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c) 726 and 1114 of the Bankruptcy Code equal or superior to the priority of Agent and the Lenders in respect of the Obligations, except as provided in Section 3.2 and for the Carve-Out Expenses having priority of payment over the Obligations to the extent set forth in clause “first” of the definition of the term “Agreed Administrative Expense Priorities” and except as provided in the Bankruptcy Court Orders;

(c)           at any time, suffer to exist any Lien on the Collateral having a priority equal or superior to the Lien in favor of Agent, Bank Product Providers and the Lenders in respect of the Collateral, except as provided in the Bankruptcy Court Orders;

(d)           prior to the date on which the Obligations have been paid in full in cash, Borrower and any Debtor Guarantor shall not pay any administrative expense claims except (i) Priority Professional Expenses and other payments pursuant to sub-clause (i) of clause “first” of the definition of the term “Agreed Administrative Expense Priorities”, (ii) Obligations due and payable hereunder, and (iii) other administrative expense and professional claims incurred in the ordinary course of the business of Borrower and any Debtor Guarantor or their respective Chapter 11 Cases, in each case, to the extent and having the order of priority set forth in the definition of the term “Agreed Administrative Expense Priorities”; and

(e)           except as otherwise consented to by Agent, neither Borrower nor any Debtor Guarantor shall make any payment pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), whether or not permitted by the Bankruptcy Court Orders, at any time after an Event of Default has occurred and for so long as it is continuing.

7.24                           Swap Agreements.  Enter into any Swap Agreements with any Person other than Swap Agreements for Hydrocarbon Interests, in form and substance satisfactory to Agent and the Required Lenders, in respect of commodities (a) with an Approved Counterparty and (b) the notional volumes for which (when aggregated with other Swap Agreements for Hydrocarbon Interests then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) are in amounts satisfactory to Agent and the Required Lenders.  In no event shall any Swap Agreement contain any requirement, agreement or covenant for Borrower or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures except to the extent permitted by Section 7.2.

7.25                           Limitation on Prepayments of Pre-Petition Obligations.  Except as otherwise permitted pursuant to the Bankruptcy Court Orders, as set forth in the Budget, or as consented by Agent, (a) make any payment or prepayment on or redemption or acquisition for value (including, without limitation, by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) of any Pre-Petition Obligations of any Loan Party, in each case, incurred prior to the Filing Date, (b) pay any interest on any Pre-Petition Obligations of any Loan Party (whether in cash, in kind securities or otherwise), or (c) make any payment or create or permit any Lien pursuant to Section 361 of the Bankruptcy Code (or pursuant to any other provision of the Bankruptcy Code authorizing adequate protection), or apply to the Bankruptcy Court for the authority to do any of the foregoing; provided, that Borrower and the Debtor Guarantors (i) subject to the Carve-Out Expenses, may make payments for administrative expenses that are allowed and payable under Sections 330 and 331 of the Bankruptcy Code, (ii) may make payments permitted by the “first day” orders and orders approving the assumption of executory contracts and unexpired leases, in each case, and approved by Agent and (iii) may make payments in accordance with the Budget.  In addition, no Loan Party shall permit any of its Subsidiaries to make any payment, redemption or acquisition which such Loan Party is prohibited from making under the provisions of this Section 7.25.

7.26                           Lien Prosecution.  Use proceeds of pre-petition Collateral or proceeds of the Loans hereunder to pay for prosecution of claims against Agent or Lenders.

8.                                       EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1                                 if Borrower fails to pay (to the extent Borrower is permitted by any order of the Bankruptcy Court to make such payment) when due and payable any of the following (a) all or any portion of the Obligations consisting of scheduled interest or fees and such failure continues for three (3) Business Days, (b) other charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations within five (5) Business Days after written notice of such failure, or (c) all or any portion of the principal of the Obligations;

8.2                                 any of the Loan Parties:

(a)           fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 6.2, 6.3, 6.4, 6.5, 6.8, 6.11 (as to Borrower’s existence only), 6.13, 6.14, 6.15, 6.16, 6.20, 6.21, 6.22 and Section 7 of this Agreement;

(b)           fails to perform or observe any covenant or other agreement contained in any of Sections 6.6, 6.7, 6.9, 6.10, 6.11 (except as set forth in Section 8.2(a) above), and 6.12 of this Agreement and such failure continues for a period of ten (10) days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of Borrower or (ii) written notice thereof is given to Borrower by Agent; or

(c)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of twenty (20) Business Days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of Borrower or (ii) written notice thereof is given to Borrower by Agent;

8.3                                 if any material portion of any Loan Party’s assets are attached, seized, subjected to a writ or distress warrant, or are levied upon, or come into the possession of any third Person and the same is not discharged before the earlier of thirty (30) days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by such Loan Party;

8.4                                 a Material Adverse Deviation shall have occurred;

8.5                                 [Intentionally Deleted];

8.6                                 if any Loan Party is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

8.7                                 if one or more judgments, orders, or awards involving an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000), or more (except to the extent covered by insurance pursuant to which the insurer has not disclaimed liability) shall be entered or filed against Borrower or any Debtor Guarantor or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of sixty (60) days after the date it first arises or five (5) days prior to the date on which such asset is subject to being forfeited by such Loan Party;

8.8                                 if there is a default (other than a default by Borrower or a Debtor Guarantor, the enforcement of which is stayed by virtue of the filing of the Chapter 11 Cases) in one or more agreements to which Borrower or any Debtor Guarantor is a party with one or more third Persons relative to Borrower’s or any such Debtor Guarantor’s Indebtedness involving an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) or more, and such default (a) occurs at the final maturity of the obligations thereunder, or (b) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower’s or any such Debtor Guarantor’s obligations thereunder (for the avoidance of doubt, any default or event of default arising under the Convertible Subordinated Notes (other than a default caused by the commencement of the Chapter 11 Cases) shall constitute an Event of Default hereunder);

8.9                                 if any warranty, representation, statement, or certification made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.10                           if the obligation of Parent under the Parent Guaranty, the Parent U.S. Security Agreement, the Parent Canadian Pledge and Security Agreement, the Parent Trademark Security Agreement or any of the Parent Mortgages, in each case, is limited or terminated by operation of law;

8.11                           any of the Loan Documents that purport to create a Lien shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

8.12                           if any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Loan Party, or a proceeding shall be commenced by any Loan Party, or by any Governmental Authority having jurisdiction over any Loan Party, seeking to establish the invalidity or unenforceability thereof, or any Loan Party shall deny that such Loan Party has any liability or obligation purported to be created under any Loan Document;

8.13                           the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Loan Party, if such loss, suspension, revocation or failure to renew could reasonably be expected to result in a Material Adverse Change;

8.14                           the indictment of any Loan Party thereof under any criminal statute, or commencement of criminal or civil proceedings against any Loan Party, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any portion of the property of such Person which would result in a Material Adverse Change;

8.15                           if (i) an ERISA Event shall occur with respect to a Pension Plan that has resulted or could reasonably be expected to result in liability of Parent or the Debtor Loan Parties, either individually or in the aggregate, under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000); (ii) the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds One Hundred Thousand Dollars ($100,000); or (iii) Parent or the Debtor Loan Parties or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000);

8.16                           any Material Adverse Change shall have occurred;

8.17                           the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order shall have been stayed, amended, modified, reversed or vacated;

8.18                           [Intentionally Deleted];

8.19                           an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court appointing, or Borrower or any Debtor Guarantor shall file an application for an order with respect to any Chapter 11 Case seeking the appointment of, (a) a trustee under Section 1104 of the Bankruptcy Code, or (b) an examiner with enlarged powers relating to the operation of the business (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) under Section 1106(b) of the Bankruptcy Code;

8.20                           an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court converting such Chapter 11 Case to cases under Chapter 7 of the Bankruptcy Code;

8.21                           an order shall be entered by the Bankruptcy Court confirming a plan of reorganization in any of the Chapter 11 Cases which does not (a) contain a provision for termination of the Commitment and payment in full in cash of all Obligations of Borrower hereunder and under the other Loan Documents on or before the effective date of such plan or plans upon entry thereof and (b) provide for the continuation of the Liens and security interests granted to Agent for the benefit of Agent, Bank Product Providers and the Lenders and priorities until such plan effective date;

8.22                           an order shall be entered by the Bankruptcy Court dismissing any of the Chapter 11 Cases which does not contain a provision for termination of the Commitment, and the payment in full in cash of all Obligations of Borrower hereunder and under the other Loan Documents upon entry thereof;

8.23                           an order with respect to any of the Chapter 11 Cases shall be entered by the Bankruptcy Court without the express prior written consent of Agent and the Lenders, (a) to revoke, reverse, stay, modify, supplement or amend any of the Bankruptcy Court Orders, (b) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to the Loan Parties equal or superior to the priority of Agent and the Lenders in respect of the Obligations, except for allowed administrative expenses having priority over the Obligations to the extent set forth in the Agreed Administrative Expense Priorities, or (c) to grant or permit the grant of a Lien on the Collateral other than a Permitted Lien;

8.24                           an order shall be entered by the Bankruptcy Court granting relief from the automatic stay of Section 362 of the Bankruptcy Code with respect to Collateral having a value in excess of $50,000 except for such relief agreed to by the Debtors for holders of mechanics’ or materialmen’s liens in Arkansas, as set forth in Paragraph 16 of the Final Bankruptcy Court Order;

8.25                           an application for any of the orders described in Section 8.19 through Section 8.24 above shall be made by a Person and such application is not contested by Borrower and the Debtor Guarantors in good faith and the relief requested is granted in an order that is not stayed pending appeal;

8.26                           (a) except as permitted under the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, any Loan Party shall attempt to invalidate, reduce or otherwise impair the Liens or security interests of Agent or the Lenders, claims or rights against such Person or to subject any Collateral to assessment pursuant to Section 506(c) of the Bankruptcy Code, (b) any of Agent’s Liens or security interests created by this Agreement, any other Loan Document or the Bankruptcy

Court Orders shall, for any reason, cease to be valid or (c) except as permitted under the Interim Bankruptcy Court Order or the Final Bankruptcy Court Order, any action is commenced by any Loan Party which contests the validity, perfection or enforceability of any of the Agent’s Liens and security interests of Agent or the Lenders created by any of the Bankruptcy Court Orders, this Agreement, or any other Loan Document;

8.27                           any Bankruptcy Court Order, any security document related to this Agreement or any Bankruptcy Court Order after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien in favor of Agent, Bank Product Providers and the Lenders on any Collateral purported to be covered thereby; or

8.28                           the Key Person or the Consultant shall have ceased to have a role in the management decisions of Borrower and such cessation has continued for a period of thirty (30) days, unless such Key Person or the Consultant, as the case may be, are replaced with Persons acceptable to Agent and the Lenders within such 30-day period.

9.                                       THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1                                 Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default, Agent at the request of the Required Lenders for the benefit of the Lender Group shall without further notice of, or application to, the Bankruptcy Court, notice or demand, all of which are authorized by Borrower:

(a)           declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)           cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

(c)           Agent, on behalf of the Lender Group and upon receiving relief from the automatic stay, may foreclose any or all of the Liens on all of the Collateral and sell the Real Property Collateral or Oil and Gas Properties or cause the Real Property Collateral or Oil and Gas Properties to be sold in accordance with the provisions of applicable law, and exercise any and all other rights or remedies available to Agent, on behalf of the Lender Group, under any of the other Loan Documents, at law or in equity with respect to the Collateral;

(d)           terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of Agent’s Liens in the Collateral and without affecting the Obligations; and

(e)           the Lender Group upon receiving relief from the automatic stay shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

9.2                                 Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.                                 TAXES AND EXPENSES.

If Borrower or its Subsidiaries fail to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then Agent, in its sole discretion, may do any or all of the following:  (a) without prior notice to the Borrower, make payment of the same or any part thereof, (b) set up such reserves against the Maximum Revolver Amount as Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 6.8 hereof, obtain and maintain insurance policies of the type described in Section 6.8 and take such action with respect to such policies as permitted pursuant to Section 6.8.  Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.                                 WAIVERS; INDEMNIFICATION.

11.1                           Demand; Protest; etc.  Each Loan Party waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Loan Party may in any way be liable.

11.2                           The Lender Group’s Liability for Collateral.  Each Loan Party agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by the Loan Parties.

11.3                           Indemnification.  Each Loan Party shall pay, indemnify, defend, and hold Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable out of pocket fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or Release of Hazardous Materials, any Environmental Actions, any Environmental Liabilities or any Response Actions related to any assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, the Loan Parties shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Loan Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by such Loan Party with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

12.                                 NOTICES.

Unless otherwise provided in this Agreement, all notices or demands by any of the Loan Parties or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as the Loan Parties or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to any Loan Party or Agent, as the case may be, at its address set forth below:

If to Borrower or any other Loan Party:	Storm Cat Energy (USA) Corporation
1125 17th St., Suite 2310
Denver, Colorado 80202
Attn: Chief Financial Officer
Fax No.

with copies to:	Hogan & Hartson LLP
One Tabor Center, Suite 1500
1200 Seventeenth Street
Denver, Colorado 80202
Attn: Richard Mattera, Esq.
Fax No.: (303) 899-7333

Lindquist & Vennum, LLP 600 17th Street Suite 1800 South Denver, CO 80202 Attn: Craig A. Christensen, Esq. Fax No.: (303) 573-1956

Alvarez & Marsal 6th Floor 600 Lexington Avenue New York, NY 10022 Attn: General Counsel Fax No.: (212) 759-5532

If to Agent:	Regiment Capital Special Situations Fund III, L.P.
222 Berkeley Street, 12th Floor
Boston, Massachusetts 02116
Attn: Kyle O’Neill
Fax No.: (617) 488-1688

With a copy to:	Andrews Kurth LLP 450 Lexington Avenue New York, NY 10017 Attn: James Donnell, Esq. Fax No.: (212) 850-2929

Agent, any Lender and any Loan Party may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail.  The Loan Parties acknowledge and agree that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

13.                                 CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCEPT AS GOVERNED BY THE BANKRUPTCY CODE AND EXCEPT AS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT.

(b)           IF THE BANKRUPTCY COURT ABSTAINS FROM HEARING OR REFUSES TO EXERCISE JURISDICTION OVER ANY OF THE FOLLOWING, THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN NEW YORK STATE; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND.  EACH LOAN PARTY AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13(b).

(c)           THE PARTIES HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF THE PARTIES REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.                                 ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

14.1                           Assignments and Participations.

(a)           Any Lender may at any time assign and delegate to one or more assignees (each an “Assignee”) all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Agent and, so long as no Event of Default shall have occurred and be continuing, Borrower) of One Million Dollars ($1,000,000) (except such minimum amount shall not apply to (i) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or an Approved Fund, (ii) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least One Million Dollars ($1,000,000) or (iii) an Eligible Assignee); provided, however, that notwithstanding anything contained in this Section 14.1 to the contrary, (A) a Lender may assign any or all of its rights hereunder to an Affiliate of such Lender or an Approved Fund of such Lender without (1) providing any notice to Agent or any other Person or (2) delivering an executed Assignment and Acceptance to Agent (each a “Related Party Assignment”), (B) Borrower and Agent may continue to deal solely and directly with the assigning Lender until an Assignment and Acceptance has been delivered to Agent and the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of Three Thousand Five Hundred Dollars ($3,500), (C) the failure of such assigning Lender to deliver an Assignment and Acceptance to Agent or any other Person shall not affect the legality, validity or binding effect of such assignment, and (D) an Assignment and Acceptance between an assigning Lender and its Affiliate or Related Fund shall be effective as of the date specified in such Assignment and Acceptance and recorded on the Related Party Register (as defined below).

(b)           Except as otherwise provided in the proviso in Section 14.1(a), from and after the date that Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and payment of any required processing fee (if required) and such assignment is recorded on the Register, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 11.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 16 and Section 18.9(a) of this Agreement.

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent’s receipt of any required processing fee payment (if required) and the recordation of the fully executed Assignment and Acceptance on the Register (or, in the case of Related Party Assignment pursuant to Section 14.1(a), upon recordation on the Related Party Register), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents and (iv) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates, provided, however, each Participant shall have the right to participate directly in the making of decisions by the Lenders and shall have the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, and shall be entitled to the benefits of Section 17 hereof as if such Participant was a “Lender” hereunder.  The provisions of this Section 14.1(e) are solely for the benefit of the Lender Group and Borrower shall not have any rights as third party beneficiaries of any such provisions.

(f)            In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 18.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24 or any other Person, including, without limitation, as provided in Section 2.15, and such Person may enforce such pledge or security interest in any manner permitted under applicable law; provided, that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or secured party (or any transferee thereof) for such Lender as a party hereto unless such pledgee or secured party (or transferee) becomes a Lender hereunder.

(h)           Agent shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain, or cause to be maintained, a register (the “Register”) on which it shall enter the names and addresses of the Lenders and the Commitments of, and the principal amount of the Advances (and stated interest thereon) and Obligations with respect to Letters of Credit owing to, each Lender from time to time.  Subject to the last sentence of this Section 14.1(h), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrower, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable notice.  In the case of a Related Party Assignment pursuant to the proviso in Section 14.1(a) as to which an Assignment and Acceptance is not delivered to Agent, the assigning Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register (the “Related Party Register”) comparable to the Register on behalf of Borrower.  The Related Party Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable notice.

(i)            A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register or the Related Party Register (and each Registered Note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register or the Related Party Register, together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s) and such requestor shall surrender to Borrower the Registered Note being replaced.  Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Agent and Borrower shall treat the Person in whose name such Registered Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon, notwithstanding notice to the contrary.

(j)            In the event that a Lender sells participations in the Registered Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interest thereon) of the portion of the Registered Loan that is the subject of the participation (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide).  Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.  The Participant Register shall be available for inspection by Borrower at any reasonable time and from time to time upon reasonable notice.

14.2         Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrower from its Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 14.1 hereof.

15.                                 AMENDMENTS; WAIVERS.

15.1         Amendments and Waivers.  No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

(i)            increase or extend any Commitment of any Lender,

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)          reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

(iv)          change the Pro Rata Share that is required to take any action hereunder,

(v)           other than as permitted by Section 16.11, release Agent’s Lien in and to any of the Collateral,

(vi)          amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(vii)         change the definition of “Required Lenders” or “Pro Rata Share”,

(viii)        contractually subordinate any of Agent’s Liens or modify, waive or subordinate the super priority claim status of the Obligations (except as permitted in this Agreement and the Loan Documents),

(ix)           other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower, Parent or any Debtor Guarantor from any obligation for the payment of money,

(x)            amend any of the provisions of Section 2.4(b)(i) or (ii),

(xi)           change the definition of “Budget”, “Maximum Revolver Amount” or change Section 2.1(c), or

(xii)          amend any of the provisions of Section 15,

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document.  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

15.2         Replacement of Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, or (ii) any Lender (an “Increased Cost Lender”; Increased Cost Lenders and Holdout Lenders are each referred to herein as “Replaceable Lenders”) shall give notice to Borrowers that such Lender is entitled to receive payments under Section 2.14,  then Agent or Borrower, upon at least 5 Business Days prior irrevocable notice to the Replaceable Lender, may permanently replace the Replaceable Lender with one or more substitute Lenders (each, a “Replacement Lender”; provided that neither Borrower, Parent, any Debtor Guarantor nor any Affiliate of Borrower, Parent or Debtor Guarantor or of Permitted Holders shall be permitted to become a Replacement Lender), and the Replaceable Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Replaceable Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Replaceable Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Replaceable Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever.  If the Replaceable Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Replaceable Lender shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Replaceable Lender shall be made in accordance with the terms of Section 14.1.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Replaceable Lender hereunder and under the other Loan Documents, the Replaceable Lender shall remain obligated to make the Replaceable Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

15.3         No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

16.                                 AGENT; THE LENDER GROUP.

16.1         Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Regiment as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Section 16. The provisions of this Section 16 are solely for the benefit of Agent and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein, except with respect to Borrower’s consultation rights set forth in Section 16.9 and Borrower’s right to receive release documentation set forth in Section 16.11(a).  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that Regiment is merely the representative of the Lenders, and only has the contractual duties set forth herein.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

16.2         Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

16.3         Liability of Agent.  None of Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any

officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

16.4         Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

16.5         Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 16.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

16.6         Credit Decision.  Each Lender acknowledges that none of Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of Agent-Related Persons.

16.7         Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses by Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

16.8         Agent in Individual Capacity.  Regiment and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Regiment were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, Regiment or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Regiment in its individual capacity.

16.9         Successor Agent.  Agent may resign as Agent upon forty-five (45) days notice to the Lenders (unless such notice is waived by the Required Lenders).  If Agent resigns under this Agreement, the Required Lenders, in consultation with Borrower, shall have the right to appoint a successor Agent for the Lenders;  provided that after the occurrence and during the continuation of a Default or an Event of Default, the Required Lenders shall have no obligation to consult Borrower prior to appointing a successor Agent. If no successor Agent is appointed prior to the effective date of the resignation or removal of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent.  At any time, Agent may be removed upon prior notice from the Required Lenders to Agent and the other Lenders. If Agent has been removed by the Required Lenders, Required Lenders may agree in writing to replace Agent with a successor Agent from among the Lenders.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  The fees payable by Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is forty-five (45) days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

16.10       Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

16.11       Collateral Matters.

(a)           The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral or other collateral securing the Obligations (i) upon the termination of the Commitments, the termination or expiration of all Letters of Credit and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral or other collateral securing the Obligations without the prior written authorization of (A) if the release is of all or substantially all of the Collateral, all of the Lenders, or (B) otherwise, the Required Lenders.  Upon request by Agent or Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral or other collateral securing the

Obligations pursuant to this Section 16.11.  Upon receipt (1)  by Agent of any confirmation from all of the Lenders or the Required Lenders, as applicable, or (2) the occurrence of an event described above for which collateral release does not require the approval of any Lender and upon at least ten (10) Business Days’ (or such shorter period as may be approved by Agent) prior written request by Borrower, Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Agent upon such Collateral or other collateral securing the Obligations; provided, however, that (y) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (z) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)           Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

16.12       Restrictions on Actions by Lenders; Sharing of Payments.

(a)           Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower, Parent or any Debtor Guarantor or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)           If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

16.13       Agency for Perfection.  Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

16.14       Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

16.15       Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

16.16       Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)           is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report respecting Borrower or its Subsidiaries (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(b)           expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(c)           expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrower and its Subsidiaries and will rely significantly upon Borrower’s and its Subsidiaries’ books and records, as well as on representations of Borrower’s personnel,

(d)           agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 18.9, and

(e)           without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrower, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (A) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (B) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (C) any time that Agent renders to Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

16.17       Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 16.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.                                 WITHHOLDING TAXES.

(a)           All payments made by any Loan Party hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes and Other Taxes, and in the event any deduction or withholding of Indemnified Taxes and Other Taxes is required, each Loan Party shall comply with the penultimate sentence of this Section 17(a).  If any Indemnified Taxes and Other Taxes are so levied or imposed, each Loan Party agrees to pay the full amount of such Indemnified Taxes and Other Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 17(a) after withholding or deduction for or on account of any Indemnified Taxes and Other Taxes, will not be less than the amount provided for herein.  Each Loan Party will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax and Other Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Loan Party.

(b)           If a Lender claims an exemption from United States withholding tax, such Lender shall deliver to Agent (or, in the case of a Related Party Assignment that is made pursuant to the proviso in Section 14.1(a), the assigning Lender):

(i)            if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (A) a “bank” as described in Section 881(c)(3)(A) of the IRC, (B) a 10%

shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (C) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or the assigning Lender, as applicable;

(ii)           if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable;

(iii)          if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable; or

(iv)          such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable.

Notwithstanding the foregoing, such Lender may provide a form W-8IMY, where applicable, with appropriate forms attached thereto.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.  Notwithstanding any other provision of this Section 17, no Lender shall be required to deliver any form that such Lender is not legally able to deliver.

(c)           If a Lender claims an exemption from, or reduction of, withholding tax in a jurisdiction other than the United States, such Lender shall deliver to Agent (or, in the case of a Related Party Assignment that is made pursuant to the proviso in Section 14.1(a), the assigning Lender) any such form or forms as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested in writing by Agent or the assigning Lender, as applicable.

Each Lender agrees promptly to notify Agent or the assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d)           If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, or otherwise transfers all or part of the Obligations of Borrower to such Lender (other than in the case of a transfer to an Affiliate or Approved Fund), such Lender agrees to notify Agent (or, in the case of a Related Party Assignment that is made pursuant to the proviso in Section 14.1(a), the assigning Lender) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower.  To the extent of such percentage amount, Agent and Borrower will treat such Lender’s documentation provided pursuant to Sections 17(b) or 17(c) as no longer valid.  With respect to such percentage amount, the Assignee of such Lender may provide new documentation, pursuant to Sections 17(b) or 17(c), if applicable.

(e)           If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (b) or (c) of this Section 17 are not delivered in accordance with such subsections, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(f)            If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 17.  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

18.                                 GENERAL PROVISIONS.

18.1         Effectiveness.  This Agreement shall be binding and deemed effective (a) when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof and (b) with respect to the interim and final facilities hereunder, upon the occurrence of the Interim Facility Effective Date or the Final Facility Effective Date, as the case may be.

18.2         Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

18.3         Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

18.4         Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5         Bank Product Providers.  Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein.  In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.

18.6         Lender-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and Borrower, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to Borrower arising out of or in connection with, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and Borrower, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

18.7         Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

18.8         Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrower, Parent or any Debtor Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower, Parent or any Debtor Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.9         Confidentiality.

(a)           Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 18.9, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, including, without limitation, as may be required by the Chapter 11 Cases, (iv) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders), (vi) in connection with any assignment, prospective assignment, sale, prospective sale, participation, prospective participation or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, participant, prospective participant, pledgee or prospective pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents.  The provisions of this Section 18.9(a) shall survive for two (2) years after the payment in full of the Obligations.

(b)           Anything in this Agreement to the contrary notwithstanding, Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

18.10       Lender Group Expenses.  Subject to the terms of the Bankruptcy Court Orders, without prior application to, or approval by, the Bankruptcy Court, the Lender Group Expenses shall be due and payable on a monthly basis after receipt of an invoice from Agent (or from WFF with respect to expenses described in paragraph (k) of the definition of “Lender Group Expenses”) setting forth in reasonable detail the Lender Group Expenses for which payment is being demanded unless otherwise waived by Agent (or WFF with respect to expenses described in paragraph (k) of the definition of “Lender Group Expenses”), provided, however, any such expenses are subject to the rights of any party-in-interest in the Chapter 11 Cases, after such expenses are paid, to seek Bankruptcy Court review of the reasonableness of such expenses.  Borrower agrees, subject to the terms of the Bankruptcy Court Orders, to pay any and all Lender Group Expenses as set forth above and agrees that its obligations contained in this Section 18.10 shall survive payment or satisfaction in full of all other Obligations.

18.11       USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title 111 of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.

18.12       Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

18.13       Parties Including Trustees; Bankruptcy Court Proceedings.  This Agreement, the other Loan Documents, and all Liens created hereby or pursuant hereto or to any other Loan Document shall be binding upon each Loan Party, the estate of each Loan Party, and any trustee or successor in interest of any Loan Party in any Chapter 11 Case or any subsequent case commenced under Chapter 7 of the Bankruptcy Code or any other bankruptcy or insolvency laws, and shall not be subject to Section 365 of the Bankruptcy Code.  This Agreement and the other Loan Documents shall be binding upon, and inure to the benefit of, the successors of Agent and the Lenders and their respective assigns, transferees and endorsees.  The Agent’s Liens created by this Agreement and the other Loan Documents shall be and remain valid and perfected in the event of the substantive consolidation or conversion of any Chapter 11 Case or any other bankruptcy case of any Loan Party to a case under Chapter 7 of the Bankruptcy Code, or in the event of dismissal of any Chapter 11 Case or the release of any Collateral from the jurisdiction of the Bankruptcy Court for any reason, without the necessity that Agent or any of the Lenders file financing statements or otherwise perfect its security interests or Liens under applicable law.

18.14       [Intentionally Deleted].

19.                                 GUARANTY.

19.1         Debtor Guaranty.  Each Debtor Guarantor hereby unconditionally and irrevocably jointly and severally guarantees the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations of Borrower now or hereafter existing under any Loan Document, whether for principal, interest fees, expenses or otherwise (such obligations, to the extent not paid by Borrower, being the “Debtor Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable counsel fees and expenses) incurred by Agent and the Lender Group in enforcing any rights under the guaranty set forth in this Section.  The guarantee by each Debtor Guarantor of the Debtor Guaranteed Obligations is a joint and several obligation of each Debtor Guarantor.

19.2         Debtor Guaranty Absolute.  Each Debtor Guarantor guarantees that the Debtor Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Agent or the Lenders with respect thereto.  The obligations of each Debtor Guarantor under this Section are independent of the Debtor Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against each Debtor Guarantor to enforce such obligations, irrespective of whether any action is brought against Borrower or whether Borrower is joined in any such action or actions.  The liability of each Debtor Guarantor under this Section shall be irrevocable, absolute and unconditional irrespective of, and each Debtor Guarantor hereby irrevocably waives any defenses it may now or hereafter have in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Debtor Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Debtor Guaranteed Obligations resulting from the extension of additional credit to Borrower or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral, or any taking, release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Debtor Guaranteed Obligations;

(d)           any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of Borrower; or

(e)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by Agent, or the Lenders that might otherwise constitute a defense available to, or a discharge of, any Debtor Guarantor, Borrower or any other guarantor or surety.

This Section shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Debtor Guaranteed Obligations is rescinded or must otherwise be returned by Agent or the Lenders or any other Person, all as though such payment had not been made.

19.3         Waiver.  Each Debtor Guarantor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Debtor Guaranteed Obligations and this Section and any requirement that Agent, or the Lenders exhaust any right or take any action against Borrower or any other Person or any Collateral.  Each Debtor Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated herein and that the waiver set forth in this Section 19.3 is knowingly made in contemplation of such benefits.  Each Debtor Guarantor hereby waives any right to revoke this Section, and acknowledges that this Section is continuing in nature and applies to all Debtor Guaranteed Obligations, whether existing now or in the future.

19.4         Continuing Debtor Guaranty; Assignments.  This Section is a continuing guaranty and shall (a) remain in full force and effect until the later of the cash payment in full of the Debtor Guaranteed Obligations (other than indemnification obligations as to which no claim has been made)

and all other amounts payable under this Section and the Final Maturity Date, (b) be binding upon each Debtor Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by Agent, the Lenders and their successors, pledgees, transferees and assigns.  Without limiting the generality of the foregoing clause (c), any Lender may pledge, assign or otherwise transfer all or any portion of its rights and obligations under this Agreement (including, without limitation, all or any portion of its Commitments, its loans, owing to it and any note held by it) to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted such Lender herein or otherwise, in each case, as provided in Section 14.

19.5         Subrogation.  No Debtor Guarantor will exercise any rights that it may now or hereafter acquire against Borrower or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Debtor Guarantor’s obligations under this Section, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of Agent and the Lenders against Borrower or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security solely on account of such claim, remedy or right, unless and until all of the Debtor Guaranteed Obligations and all other amounts payable under this Section shall have been paid in full in cash and the Final Maturity Date shall have occurred.  If any amount shall be paid to any Debtor Guarantor in violation of the immediately preceding sentence at any time prior to the later of the payment in full in cash of the Debtor Guaranteed Obligations and all other amounts payable under this Section and the Final Maturity Date, such amount shall be held in trust for the benefit of Agent and the Lenders and shall forthwith be paid to Agent and the Lenders to be credited and applied to the Debtor Guaranteed Obligations and all other amounts payable under this Section, whether matured or unmatured, in accordance with the terms of this Agreement, or to be held as collateral for any Debtor Guaranteed Obligations or other amounts payable under this Section thereafter arising.  If (a) any Debtor Guarantor shall make payment to Agent and the Lenders of all or any part of the Debtor Guaranteed Obligations, (b) all of the Debtor Guaranteed Obligations and all other amounts payable under this Section shall be paid in full in cash and (c) the Final Maturity Date shall have occurred, Agent and the Lenders will, at such Debtor Guarantor’s request and expense, execute and deliver to such Debtor Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Debtor Guarantor of an interest in the Debtor Guaranteed Obligations resulting from such payment by such Debtor Guarantor.

19.6         Parent Guaranty.  Parent separately guarantees all of the Obligations of Borrower pursuant to the Parent Guaranty.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

STORM CAT ENERGY (USA) CORPORATION, as debtor, debtor-in-possession and Borrower

By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: President

STORM CAT ENERGY CORPORATION, as non-debtor guarantor pursuant to the Parent Guaranty

By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: CEO

STORM CAT ENERGY (ALASKA) LLC, as debtor, debtor-in-possession and Guarantor

By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: President

STORM CAT ENERGY (POWDER RIVER) LLC, as debtor, debtor-in-possession and Guarantor

By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: President

STORM CAT ENERGY (FAYETTEVILLE) LLC, as debtor, debtor-in-possession and Guarantor

By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: President

DIP Credit Agreement

TRIPLE CROWN GATHERING CORPORATION, as debtor, debtor-in-possession and Guarantor

By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: President

STORM CAT ENERGY (USA) OPERATING CORPORATION, as debtor, debtor-in-possession and Guarantor

By:	/s/ Joseph M. Brooker
Name: Joseph M. Brooker
Title: President

DIP Credit Agreement

REGIMENT CAPITAL SPECIAL SITUATIONS FUND III, L.P., as Agent and as a Lender

By:	/s/ Richard Miller
Name: Richard Miller
Title: Authorized Signatory

DIP Credit Agreement

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Parent or its Subsidiaries.

“Act” has the meaning specified therefor in Section 18.11.

“Additional Documents” has the meaning specified therefor in Section 6.16.

“Advances” has the meaning specified therefor in Section 2.1(a).

“Affiliate” shall mean, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary or a joint venturer or partner, ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Persons, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners (in the case of joint venturers and partners, to the extent covered by clause (a)), and (d) in the case of any Loan Party, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Loan Party.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Interim DIP Credit Agreement.

“Agent’s Liens” mean the Liens granted by Parent or its Subsidiaries to Agent under the Loan Documents and the Bankruptcy Court Orders.

“Agreement” means the Restated DIP Credit Agreement to which this Schedule 1.1 is attached.

“Agreed Administrative Expense Priorities” means that administrative expenses with respect to the Loan Parties and, with respect to sub-clause (ii) of clause “first”, any official committee appointed by the Bankruptcy Court, shall have the following order of priority:

first, (i) amounts payable pursuant to 28 U.S.C. § 1930(a)(6) and (ii) all amounts payable in respect of Carve-Out Expenses, provided that the amount entitled to priority under this sub-clause (ii) of this clause first (“Priority Professional Expenses”) shall not exceed the then effective Priority Professional Expenses Reserve; provided, (A) to the extent the Carve

Out Expense Reduction Period commences prior to the Final Facility Effective Date, such Priority Professional Expenses will be equal to an amount not exceeding the amount of Priority Professional Expenses that were accrued but not paid prior to the commencement of such Carve-Out Expense Reduction Period and the amount of the then effective Priority Professional Expenses Reserve and (B) to the extent the Carve Out Expense Reduction Period commences on and after the Final Facility Effective Date, not more than $750,000 in Priority Professional Expenses may be incurred plus the amount of Priority Professional Expenses that were accrued but not paid prior to the commencement of the Carve-Out Expense Reduction Period in an amount not exceeding the then effective Priority Professional Expenses Reserve (together, the “Professional Expense Cap”); provided, however, that (1) during any Carve-Out Expense Reduction Period, any payments actually made in respect of Carve-Out Expenses shall reduce the Professional Expense Cap on a dollar-for-dollar basis, and Priority Professional Expenses accrued prior to the commencement of the Carve Out Expense Reduction Period but paid during the Carve Out Expense Reduction Period shall continue to reduce the Priority Professional Expenses Reserve, and (2) for the avoidance of doubt, so long as no Carve-Out Expense Reduction Period shall be continuing, the payment of Carve-Out Expenses shall not reduce the Professional Expense Cap (but will reduce the Priority Professional Expenses Reserve); provided, further, that to the extent the Professional Expense Cap is reduced by any such payments, and thereafter the applicable Event of Default or default by any Loan Party in any of its obligations under any of the Bankruptcy Court Orders, in either case, that caused the Carve-Out Expense Reduction Period to commence is cured (to the extent such cure is permitted hereunder) or waived, then effective as of the effective date of such cure or waiver, the amount of the Professional Expense Cap shall be increased by an amount equal to the amount by which it has been reduced by such payments, unless such reduction is as a result of a reduction in the Priority Professional Expenses Reserve, second, all Obligations in accordance with Section 3.2, and

third, all other allowed administrative expenses.

“Approved Counterparty” means (a) any Lender or any Affiliate of a Lender, or (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning specified therefor in Section 14.1(a).

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Interim DIP Credit Agreement.

“Auction” has the meaning specified therefor in Section 8.29.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Interim DIP Credit Agreement.

“Availability” means, as of any date of determination, the amount that Borrower is entitled to borrow as Advances under Section 2.1 of the Agreement (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).

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“Avoidance Actions” means all causes of action arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code and any proceeds therefrom.

“Bank Product” means any financial accommodation extended to Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to the Agreement) including:  (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Swap Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Parent or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Collateralization” means providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) to be held by Agent for the benefit of the Bank Product Providers in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Parent or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Parent or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Parent or its Subsidiaries.

“Bank Product Provider” means any Lender or any Affiliate of a Lender providing one or more Bank Products to Parent or any of its Subsidiaries.

“Bank Product Reserve” means, as of any date of determination, the lesser of (a) $1,000,000 and (b) an amount equal to the amount of reserves that Agent has established (based upon the Bank Product Provider’s reasonable determination of the credit exposure of Parent and its Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time or under any other bankruptcy or insolvency law (including without limitation, the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors Arrangement Act (Canada)).

“Bankruptcy Court” has the meaning specified therefor in the recitals hereto.

“Bankruptcy Court Orders” means the Interim Bankruptcy Court Order and the Final Bankruptcy Court Order.

“Base Rate” means the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate. Notwithstanding the foregoing, if at any time the Base Rate is less than 6.25%, the Base Rate shall be deemed to be 6.25% until such time as the Base Rate is at least equal to 6.25%.

“Base Rate Margin” means 10.75%.

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“Benefit Plan” means (i) a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which Borrower or any Subsidiary or ERISA Affiliate of Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six (6) years or (ii) a “benefit plan” defined under any comparable foreign law that is or was sponsored, maintained or contributed to by, or required to be contributed by, Parent, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Board of Directors” means the board of directors (or comparable managers) of Borrower or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made, converted or continued on the same day by the Lenders (or Agent on behalf thereof) or by Agent in the case of a Protective Advance.

“Budget” means the Budget attached as Annex I hereto, setting forth cash collections and disbursements of the Loan Parties (other than Parent) for the periods covered thereby, through the Final Maturity Date (as defined in clause (b) thereof) or any other projections or forecasts prepared on a weekly basis by or on behalf of Borrower and delivered by Borrower to Agent and the Lenders on or before the Final Facility Effective Date and each week thereafter pursuant to clause (t) of Schedule 6.3 to the Interim DIP Credit Agreement, which are in form consistent with the cash requirement forecast heretofore delivered to Agent and attached as Annex I hereto and shall be in substance reasonably satisfactory to Agent and the Required Lenders at the time of delivery thereof; provided, however, if and when an official committee is appointed in the Chapter 11 Cases, the Budget shall be modified, if necessary, in a manner satisfactory to the Required Lenders to include a line item for fees and expenses of such committee’s professionals.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York.

“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Carve-Out Expenses” means any payments authorized by the Bankruptcy Court to be made by Borrower and the Debtor Guarantors in respect of (a) any unpaid fees of the Clerk of the Bankruptcy Court and the Office of the United States Trustee pursuant to 11 U.S.C. § 1930(a) and § 1930(h), (b) before the commencement of the Carve-Out Expense Reduction Period, professional fees and expenses owed to any legal and financial advisors retained by any of the Loan Parties pursuant to Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code and any statutory committee appointed in the Chapter 11 Cases, in an amount not to exceed the then effective Priority Professional Expenses Reserve, and (c) upon and after the commencement of any Carve-Out Expense Reduction Period, allowed professional fees and expenses to any legal and financial advisors retained by any of the Loan Parties pursuant to Sections 327, 328, 330, 331 and 1103 of the Bankruptcy Code and any statutory committee appointed in the Chapter 11 Cases, in an amount not to exceed the Professional Expense Cap.

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“Carve-Out Expense Reduction Period” means upon notice by Agent during any period during which an Event of Default under this Agreement or a default by any Loan Party in any of its obligations under any of the Bankruptcy Court Orders, in either case, shall have occurred and be continuing.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one (1) year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than two hundred seventy (270) days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, eurodollar-time deposits, bankers’ acceptances maturing within one (1) year from the date of acquisition thereof either (i) issued by any bank organized under the laws of the United States or any state thereof which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) certificates of deposit less than or equal to Fifty Thousand Dollars ($50,000) in the aggregate issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d)(i) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to One Hundred Thousand Dollars ($100,000) and is insured by the Federal Deposit Insurance Corporation, (f) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above, and (g) repurchase obligations with a term of not more than one (1) year for underlying securities of the types described in (a) and (c) above entered into with any bank that satisfies the criteria described in clause (d)(i) above.

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).

“Cash Management Agreements” means those certain cash management agreements, in form and substance satisfactory to Agent, each of which is among Borrower or one of its Subsidiaries, Agent, and one of the Cash Management Banks.

“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).

“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holder, becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of twenty percent (20%), or more, of the Stock of Parent having the right to vote for the election of members of the Board of Directors (or, in the case of Permitted Holder only, the Permitted Holder beneficially owns thirty percent (30%) or more of such Stock), (b) a majority of the members of the Board of Directors do not constitute Continuing Directors, (c) Parent shall cease to beneficially own and control, directly or indirectly, 100% on a fully diluted basis each of the aggregate of the economic and voting interest in the Stock of Borrower, (d) except to the extent constituting a transaction permitted pursuant to Section 7.3, Borrower shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of each of the aggregate of the economic and voting interests in the Stock of any of its Subsidiaries, or (e) a “change of control” under the Convertible Subordinated Notes has occurred.

“Chapter 11 Cases” has the meaning specified therefor in the recitals hereto.

“Code” means the Uniform Commercial Code, as in effect from time to time, in the State of New York.

“Collateral” has the meaning specified therefore in Section 3.1(a).

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“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Parent’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commitment” means, with respect to each Lender, the Dollar amounts of its commitment as set forth beside such Lender’s name under the applicable heading on Schedule C-1 to this Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 14.1.

“Common Stock” means common stock of Parent, without par value per share.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Interim DIP Credit Agreement delivered by the chief financial officer of Borrower to Agent.

“Consultant” means a financial consultant acceptable to the Agent.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of Parent on the Interim Facility Effective Date, and (b) any individual who becomes a member of the Board of Directors after the Interim Facility Effective Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the Board of Directors in office at the Interim Facility Effective Date in an actual or threatened election contest relating to the election of the directors (or comparable managers) of Parent and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” means a control agreement, in form and substance satisfactory to Agent, executed and delivered by Parent or one of its Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).

“Convertible Subordinated Notes” means the Series A Subordinated Convertible Notes due March 31, 2012 issued by Parent on January 30, 2007 and the Series B Subordinated Convertible Notes due March 31, 2012 issued by Parent on March 30, 2007.

“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.

“Debtor Guaranteed Obligations” has the meaning specified therefore in Section 19.1.

“Debtor Guarantors” means each subsidiary of Borrower listed as a “Guarantor” on the signature pages hereof, each as a debtor and debtor-in-possession.

“Debtor Loan Party” means any of Borrower or Debtor Guarantors.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.

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“Defaulting Lender Rate” means (a) for the first three (3) days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).

“Defensible Title” means that record title of Parent or its Subsidiaries which, subject to clauses (a), (b), (c), (k) and (m) of the definition of “Permitted Liens”, (a) entitles Parent or its Subsidiaries, as applicable, to receive from each such Property not less than the interests shown in the Reserve Report as the “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from or allocated to the formations in such Property, all without reduction, suspension or termination except as stated in such Reserve Report or otherwise permitted as Permitted Liens; and (b) obligates Parent or its Subsidiaries, as applicable, to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the producing formations in each such Property not greater than the “Working Interest” shown in the Reserve Report (without a proportionate increase in the Net Revenue Interest), all without increase except as stated in such Reserve Report or otherwise permitted under clauses (a), (b), (c), (k) and (m) of the definition of “Permitted Liens”.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Interim DIP Credit Agreement.

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Interim DIP Credit Agreement.

“Disqualified Stock” shall mean any Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one hundred eighty (180) days following the Final Maturity Date, (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in (a) above, in each case at any time on or prior to the date that one hundred eighty (180) days following the Final Maturity Date, or (c) is entitled to receive a dividend or distribution (other than for taxes attributable to the operations of the business) prior to the time that the Obligations are paid in full, or (d) has the benefit of any covenants or agreements that restrict the payment of any of the Obligations or that are EBITDA or debt-multiple based (i.e., financial covenants).

“Dollars” or “$” means United States dollars.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, (d) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (e) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, and (f) a finance company, insurance company, or other financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates and Approved Funds) total assets in excess of $250,000,000; provided that notwithstanding the foregoing and for the avoidance of doubt, “Eligible Assignee” shall not include Parent, Borrower, any of Parent’s Affiliates or Subsidiaries.

“Environmental Actions” means any written complaint, summons, citation, notice, directive, demand, suit, order, claim, litigation, governmental investigation, judicial or administrative proceeding, judgment, letter, or other communication to Parent or any of its Subsidiaries from any Governmental Authority, or any third party alleging violations of Environmental Laws or liability for Response Actions with respect to Releases (a) at, onto or from any assets, properties, or businesses of Parent, its Subsidiaries,

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including the Real Property, (b) from or onto adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by Borrowers or its Subsidiaries.

“Environmental Law” means any applicable federal, state, provincial, territorial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, issued by a Governmental Authority, in each case, to the extent binding on Parent or its Subsidiaries, relating to the environment, health and safety, natural resources or natural resource damages, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest that arise under Environmental Laws or are incurred as a result of any (a) Environmental Action, (b) Release or (c) Response Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority or Person for Environmental Liabilities.

“Environmental Permits” has the meaning specified therefor in Section 5.11(b).

“Equipment” means equipment (as that term is defined in the Code).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Parent or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Parent or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Parent or any of its Subsidiaries and whose employees are aggregated with the employees of Parent or its Subsidiaries under IRC Section 414(o).

“ERISA Event” means, with respect to Parent or any of its Subsidiaries or any of their ERISA Affiliates, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Loan Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Loan Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.

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“Event of Default” has the meaning specified therefor in Section 8.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to Parent determined on a consolidated basis in accordance with GAAP (a) EBITDA for such fiscal period, minus (b) without duplication, the sum of (i) the cash portion of Interest Expense paid during such fiscal period, (ii) the cash portion of income taxes paid during such fiscal period and (iii) the cash portion of Capital Expenditures (net of (A) any proceeds reinvested in accordance with the proviso to Section 2.4(c)(iii)(A) of the Agreement, and (B) any proceeds of related financings with respect to such expenditures) made during such period, and (C) the cash portion of interest expense paid during the fiscal period of the Convertible Subordinated Notes.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Tax” means, with respect to Agent, any Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, the following Taxes, including interest, penalties or other additions thereto: (a) income or franchise taxes imposed on (or measured by) its gross or net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in which it is otherwise deemed to be engaged in a trade or business for Tax purposes or, in the case of any Lender, in which its applicable lending office is located; (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which Borrower is located; and (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 17(b), (c) or (d).

“Extraordinary Receipts” means any cash received by Parent or any of its Subsidiaries not in the ordinary course of business, including (a) Tax Refunds, (b) pension plan reversions, (c) proceeds of insurance (including key man life insurance and business interruption insurance, but excluding any casualty insurance), (d) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (e) indemnity payments arising out of acquisitions, and (f) any purchase price adjustment received in connection with any purchase agreement following the closing and funding of any applicable acquisition with the proceeds of any Advance, in whole or in part.

“Fee Letter” means that certain Restated Fee Letter dated as of the date hereof among the Loan Parties and Agent, in form and substance satisfactory to Agent.

“Filing Date” means November 10, 2008.

“Final Bankruptcy Court Order” means the final order of the Bankruptcy Court with respect to Borrower and the Debtor Guarantors, in form and substance acceptable to the Agent and the Required Lenders in their sole and absolute discretion, as the same may be amended, modified or supplemented from time to time with the express written joinder or consent of Agent, the Lenders and Borrower.

“Final Bankruptcy Court Order Entry Date” means the date on which the Final Bankruptcy Court Order shall have been entered by the Bankruptcy Court.

“Final Facility Effective Date” has the meaning specified therefor in Schedule 4.1 to this Agreement.

“Final Maturity Date” means the date which is the earliest of (a) March 31, 2009, (b) the date of the substantial consummation (as defined in Section 1101(2) of the Bankruptcy Code) of a plan of reorganization in the Chapter 11 Cases that has been confirmed by an order of the Bankruptcy Court, (c) the date of a sale of substantially all of the assets of Borrower and the Debtor Guarantors (which may take the form of an asset sale, stock sale or otherwise as approved by Agent and Lenders), and (d) such earlier date on

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which all Loans and other Obligations for the payment of money shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

“Final Period” means the period commencing on the Final Facility Effective Date and ending on the Final Maturity Date.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means any federal (including, the federal government of Canada), state, local, provincial, territorial or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Hazardous Materials” means (a) chemical, materials or substances that are regulated under any Environmental Law, or defined or listed in, or otherwise classified pursuant to, any Environmental Law as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives, (d) any radioactive materials, (e) asbestos in any form, (f) oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (g) lead based paint, (h) urea formaldehyde, (i) radon, and (j) pesticides.

“Holdout Lender” has the meaning specified therefor in Section 15.2(a).

“Hydrocarbon Interests” means all rights, titles, interests and estates now owned or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, oil, gas and casinghead gas leases, or other liquid or gaseous hydrocarbon leases, mineral fee or lease interests, farm-outs, overriding royalty and royalty interests, net profit interests, oil payments, production payment interests and similar mineral interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means, collectively, oil, gas, coal seam gas, casinghead gas, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products and byproducts refined, separated, settled and dehydrated therefrom and all products and byproducts refined therefrom, including, without limitation, kerosene, liquefied petroleum gas, refined lubricating oils, diesel fuel, drip gasoline, natural gasoline, helium, sulfur, geothermal steam, water, carbon dioxide, and all other minerals.

“Indebtedness” of any Person means, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all

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reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices provided that such obligations are not more than ninety (90) days past due), (f) all obligations owing under Swap Agreements, (g) all Disqualified Stock, and (h) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.

“Indemnified Liabilities” has the meaning specified therefor in Section 11.3.

“Indemnified Person” has the meaning specified therefor in Section 11.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Note” means that certain Intercompany Note, dated as of December 27, 2007, by and among Borrower, Parent and the Debtor Guarantors, as may be amended, restated, supplemented, renewed, extended, replaced or otherwise modified from time to time.

“Interest Payment Date” means the first day of each calendar month.

“Interim Advances” has the meaning specified in the recitals to this Agreement.

“Interim Bankruptcy Court Order” means the order of the Bankruptcy Court entered on November 24, 2008 with respect to the Interim DIP Credit Agreement.

“Interim Bankruptcy Court Order Entry Date” means November 24, 2008.

“Interim DIP Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Interim DIP Loan” has the meaning specified in the recitals to this Agreement.

“Interim Facility Effective Date” means November 26, 2008.

“Interim Lender” has the meaning specified in the recitals to this Agreement.

“Interim Period” means the period commencing on the Interim Facility Effective Date and ending on the earlier to occur of (a) the Final Facility Effective Date and (b) the Final Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding bona fide Accounts arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

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“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“IRS” shall mean the Internal Revenue Service, or any successor thereto.

“Issuing Lender” means Regiment or any other Lender that, at the request of Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.

“Key Person” means, as of the Interim Facility Effective Date, Joseph M. Brooker, the Chief Executive Officer of Borrower.

“L/C” has the meaning specified therefor in Section 2.12(a).

“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.

“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 14.1.

“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender), the Participants and Agent.

“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by Parent or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Parent or its Subsidiaries, including fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation contained in this Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) out-of-pocket costs and expenses incurred by Agent in the disbursement of funds to Borrower or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any Default or Event of Default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) out-of-pocket audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Parent or any its Subsidiaries, (h) Agent’s and each Lender’s reasonable out-of-pocket costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents (whether or not consummated), including the reasonable costs and expenses of any independent engineers and consultants retained by Agent and each Lender in connection herewith, (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with the Chapter 11 Cases or a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Parent or in exercising rights or remedies under the Loan Documents), or

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defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral, (j) each Lender’s reasonable costs and expenses incurred in connection with the rating (whether public or private) of the Loans by one or more Rating Agencies in connection with any Lender’s Securitization, and (k) out-of pocket-expenses incurred by WFF, in its capacity as agent and lender under the Interim DIP Credit Agreement, which (1) would have been “Lender Group Expenses” as defined in the Interim DIP Credit Agreement and (2) which were incurred prior to the date of this Agreement or which relate to the assignment by WFF to Regiment of its rights and obligations as agent and lender under the Interim DIP Credit Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, Approved Funds, officers, directors, employees, attorneys, and agents.

“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.

“Letter of Credit Collateralization” means either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding) to be held by Agent for the benefit of the Lenders in an amount equal to one hundred five percent (105%) of the then existing Letter of Credit Usage, (b) causing the Underlying Letters of Credit to be returned to the Issuing Lender, or (c) providing Agent with a standby letter of credit, in form and substance reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an equal to one hundred five percent (105%) of the then existing Letter of Credit Usage (it being understood that the Letter of Credit fee set forth in the Agreement will continue to accrue while the Letters of Credit are outstanding and that any such fee that accrues must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing, including (a) any interest in an asset securing an obligation owed to, or a claim by, any Person other than the owner of the asset, whether such interest shall be based on the common law, statute or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon to occurrence of some future event or events or the existence of some future circumstance or circumstances and (b) any of the preceding, in addition to any purchase options, reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting any Oil and Gas Properties or Real Property.

“Loan” means any of the Advances.

“Loan Account” has the meaning specified therefor in Section 2.10.

“Loan Documents” means this Agreement, the Bank Product Agreements, the Cash Management Agreements, the Control Agreements, the Fee Letter, the Parent Guaranty, the Parent U.S. Security Agreement, the Parent Canadian Pledge and Security Agreement, the Parent Trademark Security Agreement, the Letters of Credit, the Fee Letter, any mortgage, pledge agreement or other security document executed by a Loan Party in connection with this Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to a member of the Lender Group, the Interim Bankruptcy Court Order, the Final Bankruptcy Court Order and any other agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and the Lender Group in connection with this Agreement.

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“Loan Party” means Borrower, Parent and any Debtor Guarantor.

“Margin Stock” shall have the meaning specified therefor in Section 5.2.

“Material Adverse Change” means (a) a material adverse change in the business, operations, results of operations, net operating income, value of Collateral, assets, liabilities or condition (financial or otherwise) of the Loan Parties, taken as a whole (except for the commencement of the Chapter 11 Cases and events that typically result from the commencement of cases under Chapter 11 of the Bankruptcy Code), (b) a material impairment of any Loan Party’s ability to perform its obligations under any Loan Document to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) subject to Permitted Priority Liens, a material impairment of the enforceability or priority of Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of any Loan Party.

“Material Adverse Deviation” means, as of any date of determination, a deviation (downward, in the case of clause (b) below, and upward, in the case of clause (a) below):

(a) calculated on a cumulative basis from and after the Filing Date, of more than 10% from the amounts for each of the following line items set forth in the Budget for such period: (i) “Total GCT Cash Payments” set forth on line 4 of the Budget, (ii) “Disbursements and Royalties to Third Party WI Owners” set forth in line 6 of the Budget, (iii) “Powder Operating Lease Disbursements” set forth on line 11 of the Budget, (iv) “Fayetteville Operating Lease Disbursements” set forth on line 12 of the Budget, (v) “General and Administrative Expenses” set forth on line 15 of the Budget, (vi) “CapEx—Non-Optional” set forth on line 17 of the Budget, (vii) “Capitalized GAAP OpEx—Elk Valley (Parent)” set forth on line 18 of the Budget, (viii) “2007 Ad Valorem Taxes” set forth on line 19 of the Budget, (ix) “Leasehold CapEx—US” set forth on line 20 of the Budget, and (x) “Leasehold CapEx—Canada (Parent)” set forth on line 21 of the Budget; and

(b) calculated at the end of each calendar month from and after the Filing Date, of more than 10% from the amount set forth in the Budget for such period, in each case, with respect to “Total NG Volume” set forth on line 2 of the Budget.

“Material Contract” means, with respect to any Person, (a) each contract or agreement to which such Person or any of its Subsidiaries is a party that is (i) a bond or surety obligation or (ii) an employment agreement with an officer or a director and (b) all other contracts or agreements to which such Person or any of its Subsidiaries is a party for which breach, non-performance, cancellation or failure to renew could reasonably be expected to result in a Material Adverse Change or operate to materially reduce the “Net Revenue Interest” below the interest described in the most recently delivered Reserve Report for Proved Oil and Gas Properties.

“Maximum Revolver Amount” means $12,500,000.

“Moody’s” has the meaning specified therefor in the definition of Cash Equivalents.

“Mortgaged Property” means any Property owned by a Loan Party which is subject to the Liens existing and to exist under the terms of the Loan Documents.

 “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which Borrower, any Subsidiary of Borrower or ERISA Affiliate of Borrower is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

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“Net Cash Proceeds” means:

(a)           with respect to any sale or disposition by Parent or any of its Subsidiaries of property or assets, the amount of cash proceeds (other than escrowed funds to support obligations reasonably expected to be payable) received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of Parent or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction; and

(b)           with respect to the issuance or incurrence of any Indebtedness by Parent or any of its Subsidiaries, or the issuance by Parent or any of its Subsidiaries of any shares of its Stock, the aggregate amount of cash (other than escrowed funds to support obligations reasonably expect to be payable) received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i)  fees, commissions, and expenses related thereto and required to be paid by Parent or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by Parent or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Parent or any of its Subsidiaries, and are properly attributable to such transaction.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by any Loan Party to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and (b) all Bank Product Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Oil and Gas Business” means (a) the acquisition, exploration, exploitation, development, operation and disposition of interests in Oil and Gas Properties and Hydrocarbons, (b) the gathering, marketing, treating, processing, storage, selling and transporting of any production from such interests or properties, including, without limitation, the marketing of Hydrocarbons obtained from unrelated Persons, (c) any business relating to or arising from exploration for or development, production, treatment, processing, storage, transportation or marketing of oil, gas and other minerals and products produced in association therewith, (d) any business relating to oilfield sales and service, and (e) any activity that is ancillary or necessary or desirable to facilitate the activities described in clauses (a) through (d) of this definition.

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“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, service rigs, trailers, backhoes, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling and servicing a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Originating Lender” has the meaning specified therefor in Section 14.1(e).

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.

“Overadvance” has the meaning specified therefor in Section 2.5.

“Parent” means Storm Cat Energy Corporation, a company incorporated under the laws of British Columbia, Canada.

“Parent Canadian Pledge and Security Agreement” means that certain Pledge and Security Agreement, dated as of November 26, 2008, by the Parent in favor of the Agent.

“Parent Guaranty” means that certain Guaranty dated as of November 26, 2008 executed and delivered by Parent in favor of Agent, for the benefit of the Lender Group and the Bank Product Providers.

“Parent Mortgages” means, collectively, (a) the Debenture executed and delivered by Parent in favor of Agent with respect to Oil and Gas Properties owned by Parent in Alberta, Canada, (b) the Debenture executed and delivered by Parent in favor of Agent with respect to Oil and Gas Properties owned by Parent in British Columbia, Canada and (c) the Mortgages executed and delivered by Parent in favor of Agent with respect to Oil and Gas Properties owned by Parent in Alaska.

“Parent Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of November 26, 2008, by the Parent in favor of the Agent.

“Parent U.S. Security Agreement” means that certain Security Agreement, dated as of November 26, 2008, by the Parent in favor of the Agent.

“Participant” has the meaning specified therefor in Section 14.1(e).

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“Participant Register” has the meaning specified therefor in Section 14.1(j).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean, at any time, an employee benefit plan, as defined in Section 3(3) of ERISA, which Parent or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Loan Party (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be an employee benefit plan of such Loan Party).

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment.

“Permitted Dispositions” means (a) sales or other dispositions of Equipment that is substantially worn, damaged, surplus or obsolete in the ordinary course of business; (b) sales of Inventory to buyers in the ordinary course of business; (c) the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents; (d) the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business; and (e) the sale of Hydrocarbons in the ordinary course of business.

“Permitted Holder” means the Person identified on Schedule P-1 to the Interim DIP Credit Agreement.

“Permitted Investments” means (a) Investments in cash and Cash Equivalents, (b) Investments in negotiable instruments for collection, (c) advances made in connection with purchases of goods or services in the ordinary course of business, (d) Investments received in settlement of amounts due to Parent or any of its Subsidiaries effected in the ordinary course of business or owing to Parent or any of its Subsidiaries as a result of Insolvency Proceedings involving an Account Debtor or upon the foreclosure or enforcement of any Lien in favor of Borrower or its Subsidiaries, (e) subject to the limits in Section 7.6, Investments in direct ownership interests in additional Oil and Gas Properties and gas gathering systems related thereto or related to farm-out, farm-in, joint operating, joint venture or area of mutual interest agreements, gathering systems, pipelines or other similar arrangements which are usual and customary in the oil and gas exploration and production business located within the geographic boundaries of the United States of America; provided that for purposes of this clause (e), an investment in capital stock, partnership interests, joint venture interests, limited liability company interests or other similar equity interests in a Person shall not constitute a Permitted Investment, (f) commission, travel and similar advances and loans to employees, officers or directors in the ordinary course of business of the Parent or any of its Subsidiaries, in each case only as permitted by applicable law, including Section 402 of the Sarbanes Oxley Act of 2002, as amended, but in any event not to exceed  Twenty Five Thousand Dollars ($25,000) in the aggregate at any time, (g) any guarantee permitted under Section 7.1, (h) any Swap Agreement permitted under Section 7.24, (i) Investments (A) made by the Parent consisting of common equity in or to the other Debtor Guarantors and (B) made by any Subsidiary of Borrower in or to the Borrower or any Debtor Guarantor, and (j) deposits in the ordinary course of business to secure the performance of (A) letters of credit, (B) bids, tenders, or obtaining of any license from of Governmental Authority, (C) indemnification obligations, or (D) operating leases.

“Permitted Liens” means (a) Liens held by Agent to secure the Obligations, (b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) (A) either (1) do not have priority over Agent’s Liens, or (2) secure taxes, assessments, charges or levies in an aggregate amount not in excess of Two Hundred Fifty Thousand Dollars ($250,000) and after the Agent establishes reserves against the then-existing Maximum Revolver Amount in such aggregate amount and at least One Dollar ($1.00) of Availability exists, and (B) the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests, (c) judgment Liens that do not constitute an Event of Default under Section 8.7 of the Agreement, (d) Liens existing on the Filing Date as set forth on Schedule P-2 to the Interim

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DIP Credit Agreement, provided that any such Lien only secures the Indebtedness that it secures on the Interim Facility Effective Date and any Refinancing Indebtedness in respect thereof, (e) the interests of lessors under operating leases, (f) purchase money Liens or the interests of lessors under Capital Leases after the Interim Facility Effective Date which are permitted under Section 7.1(d) to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased, acquired, constructed or improved and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased, acquired, constructed or improved or any Refinancing Indebtedness in respect thereof, (g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests or as to which payment and enforcement is stayed under the Bankruptcy Code or pursuant to orders of the Bankruptcy Court, (h) Liens on amounts deposited in connection with obtaining worker’s compensation or other unemployment insurance, (i) Liens on amounts deposited in the ordinary course of business in connection with letters of credit, bids, tenders or leases, obtaining any license from a Governmental Authority, (j) Liens on amounts deposited as security for surety or appeal bonds in connection with obtaining such bonds in the ordinary course of business, (k) with respect to any Real Property, easements, rights of way, and zoning restrictions and other similar encumbrances that do not materially interfere with or impair the use or operation thereof, (l) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, (m) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes of which such Property is held by the Borrower or any of its Subsidiaries or materially impair the value of material Property subject thereto, (n) Liens securing Pre-Petition Obligations pursuant to the Pre-Petition Credit Facility; provided that any such Liens securing the Pre-Petition Term Loans are junior and subordinate in all respect to the Agent’s Liens securing the Obligations with respect to all Collateral pursuant to the Bankruptcy Court Orders and (o) Liens granted by Borrower solely to the extent such Liens are expressly permitted by orders of the Bankruptcy Court in the Chapter 11 Cases.

“Permitted Pari Passu Liens” means all valid, enforceable and perfected mechanics’ and materialmen’s liens (whether filed or perfected prepetition or postpetition) covering the Debtor Loan Parties’ property located in Wyoming with respect to which the Bankruptcy Court has made a valid, final and binding determination (without giving effect to the lien priorities granted by reason of the Bankruptcy Court Orders) that such Liens have priority over the Liens securing the Pre-Petition Credit Facility, provided, however, such Liens shall not include any Liens that are contractually subordinated to the Obligations.

“Permitted Priority Liens” means (a) Liens permitted under clauses (h) and (i) of the definition of the term “Permitted Liens,” (b) Liens securing the Pre-Petition Revolver Loans and (c) all valid, enforceable and perfected mechanics’ and materialmen’s liens (whether filed or perfected prepetition or postpetition) covering the Debtor Loan Parties’ property located in Arkansas, provided, however, such Liens shall not include any Liens that are contractually subordinated to the Obligations.

“Permitted Protest” means the right of any Loan Party to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Loan Party’s books and records in such amount as is required under GAAP, (b) any such

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protest is instituted promptly and prosecuted diligently by such Loan Party in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Interim Facility Effective Date in an aggregate principal amount outstanding at any one time not in excess of One Million Dollars ($1,000,000).

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Petroleum Engineers” means such petroleum engineers of recognized national standing as may be selected by Loan Parties with the prior consent of Agent.

“PIK Interest” has the meaning assigned to such term in Section 2.6(g).

“Pre-Petition Credit Facility” means the Credit Agreement dated as of December 27, 2007 (as amended, restated, supplemented, or otherwise modified) by and among the Borrower, Wells Fargo Foothill, LLC, administrative agent, and the lenders party thereto.

“Pre-Petition Obligations” means all indebtedness, obligations (including obligations in respect of any letters of credit, bank products and hedging agreements) and liabilities of the Loan Parties incurred prior to the Filing Date plus fees, expenses, and indemnities due thereunder and interest thereon accruing both before and after the Filing Date to the extent allowable under the Bankruptcy Code, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Pre-Petition Revolver Commitment” means the “Revolver Commitment” as defined in the Pre-Petition Credit Facility.

“Pre-Petition Revolver Lenders” means lenders holding Pre-Petition Revolver Commitments.

“Pre-Petition Revolver Loans” means the “Advances” as defined in the Pre-Petition Credit Facility.

“Pre-Petition Revolver Obligations” means all Pre-Petition Revolver Loans, indebtedness, obligations (including obligations in respect of any letters of credit) and liabilities of the Loan Parties owing to the Pre-Petition Revolver Lenders under the Pre-Petition Credit Facility, plus fees, expenses, costs and other charges, indemnities and reimbursement obligations due thereunder and interest thereon, whether such indebtedness, obligations or liabilities are direct or indirect, joint or several, absolute or contingent, due or to become due, whether for payment or performance, now existing or hereafter arising.

“Pre-Petition Term Loans” means the “Term Loans” as defined in the Pre-Petition Credit Facility.

“Priority Professional Expenses” means those Carve-Out Expenses entitled to priority as set forth in sub-clause (ii) of the clause “first” of the definition of the term “Agreed Administrative Expense Priorities”.

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“Priority Professional Expenses Reserve” means, at any time before the occurrence and continuance of a Carve-Out Expense Reduction Period, (a) during the Interim Period, an amount equal to zero and (b) during the Final Period, an amount equal to the sum of (i) the total amount of “Legal and prof fees and expenses—Debtors” set forth in line 25 of the Budget through the Final Maturity Date, and (ii) the total amount of “Legal and prof fees and expenses—UCC” set forth in line 26 of the Budget through the Final Maturity Date, in either case, which amount shall be reduced on a dollar-for-dollar basis to the extent that such expenses are incurred, allowed to be paid by the Bankruptcy Court and paid by the Loan Parties from and after the Filing Date until the occurrence and continuance an Event of Default; provided, however, in the case of clause (b) above, immediately upon the commencement of a Carve-Out Expense Reduction Period, such amount shall be automatically reduced by the amounts set forth in each line item for amounts that were projected to be paid from the date of the commencement of such Carve-Our Expense Reduction Period through the duration of the period set forth in the Budget.

“Professional Expense Cap” has the meaning given that term in sub-clause (ii) of the clause “first” of the definition of the term “Agreed Administrative Expense Priorities.”

“Pro Rata Share” means, as of any date of determination:

(a)           with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Advances by (B) the aggregate outstanding principal amount of all Advances;

(b)           with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (A) such Lender’s Commitment, by (B) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (A) the aggregate outstanding principal amount of such Lender’s Advances by (B) the aggregate outstanding principal amount of all Advances;

(c)           [Intentionally Deleted]

(d)           [Intentionally Deleted]

(e)           with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 16.7), the percentage obtained by dividing (i) such Lender’s Commitment by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.

“Projections” means the Budget.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.

“Protective Advances” has the meaning specified therefor in Section 2.3(d)(i).

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“Proved Oil and Gas Properties” means Oil and Gas Properties that are Proved Reserves.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.  “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within thirty (30) days after, the acquisition, construction or improvement by Borrower of any capital or fixed assets for the purpose of financing all or any part of the acquisition, construction or improvement cost thereof.

“Rating Agencies” has the meaning specified therefor in Section 2.15.

“Register” has the meaning specified therefor in Section 14.1(h).

“Registered Loan” means a loan recorded on the Register (or Related Party Register) pursuant to Section 14.1(h).

“Registered Note” has the meaning specified therefor in Section 2.16.

“Related Party Assignment” has the meaning specified therefore in Section 14.1(a).

“Related Party Register” has the meaning specified therefor in Section 14.1(h).

“Real Property” means any estates or interests in real property owned, leased or operated by Parent or its Subsidiaries and the improvements thereto.

“Real Property Collateral” means the Real Property identified on Schedule R-1 to the Interim DIP Credit Agreement and any Real Property hereafter acquired by Parent or its Subsidiaries.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as: (a) the terms and conditions of such refinancings, renewals, or extensions do not, in Agent’s reasonable judgment, materially impair the prospects of repayment of the Obligations by Borrower or materially impair Loan Party’s creditworthiness, (b) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (c) such refinancings, renewals, or extensions do not result in an increase in the interest rate with respect to the Indebtedness so refinanced, renewed, or extended, (d) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are materially more burdensome or restrictive to any Loan Party, (e) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (f) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

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“Regiment” means Regiment Capital Special Situations Fund III, L.P. together with its permitted successors and assigns.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Materials in, into, onto, from or through the environment or any Real Property.

“Replacement Lender” has the meaning specified therefor in Section 15.2(a).

“Report” has the meaning specified therefor in Section 16.16(a).

“Required Lenders” means Regiment and such other Lenders whose aggregate Pro Rata Share (determined pursuant to clause (e) of such definition), when added to the Pro Rata Share of Regiment, exceeds 50.0%.  Notwithstanding anything contained in this Agreement, solely for purposes of determining “Required Lenders”, a Participant shall be deemed to be a Lender with respect to such Participant’s participating interest in the Obligations or the Commitment.

“Reserve Report” means a report, in form and substance reasonably satisfactory to Agent, setting forth, as of the Interim Facility Effective Date (a) the volumetric quantity and the PV-10 of the oil and gas reserves estimated to be attributable to the Oil and Gas Properties of the Loan Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, and (b) such other information customarily contained in such reports as Agent may reasonably request.

“Response Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, investigate, evaluate, correct or in any way address any violation of or non-compliance with Environmental Law, any Environmental Liability, any Release or any Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, or (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities.

“Responsible Officer” means, as to any Person, the Chief Executive Officer, the President, any Financial Officer or any Vice President of such Person.  Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of Borrower.

“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.

“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrower to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrower, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and expenses payable with respect thereto.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securitization” has the meaning specified therefor in Section 2.15.

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“Settlement” has the meaning specified therefor in Section 2.3(e)(i).

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).

“S&P” has the meaning specified therefor in the definition of Cash Equivalents.

“Stock” means all shares, options, warrants, membership interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Subordination and Intercreditor Agreement” means that certain Subordination and Intercreditor Agreement by and among JP Morgan Chase Bank, N.A. and the other signatories thereto.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of Stock having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Tax Refund” means foreign, United States, state or local tax refunds.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto.

“Total Debt” means, at any date, all Indebtedness, except for Letters of Credit, of the Parent and its Subsidiaries on a consolidated basis, excluding (a) non-cash obligations under FAS 133 or 143, (b) all obligations owing under Swap Agreements, (c) accounts payable and other accrued liabilities (for the deferred purchase price of property or services) from time to time incurred in the ordinary course of business which are not greater than sixty (60) days past the date of invoice or delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, and (d) all obligations related to the Convertible Subordinated Notes.

“Total Reserve Value” means, with respect to any Proved Reserves expected to be produced from any Oil and Gas Properties, the net present value, discounted at ten percent (10%) per annum, of the future net revenues expected to accrue to the Parent and its Subsidiaries during the remaining expected economic lives of such reserves, as estimated in the most recently delivered Reserve Report with respect to such Oil and Gas Properties.  Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers; provided, that in any event (a) appropriate deductions shall be made for estimated severance and ad valorem taxes, and for estimated operating, gathering, transportation, marketing, capital and capital expenditure costs required for the production and sale of such reserves, (b) appropriate adjustments shall be made for hedging operations,

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provided that Swap Agreements with non-investment grade counterparties shall not be taken into account to the extent that such Swap Agreements improve the position of or otherwise benefit the Borrower or any of its Subsidiaries, (c) the pricing assumptions used in determining Total Reserve Value for any particular reserves shall be based upon the following price decks: (i) for natural gas, the lesser of (A) 85% of Platts’ Inside FERC Gas Market Report — index futures price for the nearest market index point and (B) $6.00/Mcf, and (ii) for crude oil, the lesser of (A) 85% of West Texas Intermediate crude oil from the New York Mercantile Exchange for Cushing, Oklahoma futures price, and (B) $65.00/Bbl and (d) the cash-flows derived from the pricing assumptions set forth in clauses (b) and (c) above shall be further adjusted to account for heat content, gas shrinkage, transportation costs, gathering and compression charges, Btu adjustments, basis differentials and other historical adjustments, in each case, in a manner acceptable to Agent and estimated on the basis of the information available to Borrower; provided that for purposes of this calculation, Proved Developed Reserves shall constitute not less than 60% of the Total Reserve Value.

“Triggering Event” means, as of any date of determination, the occurrence of an Event of Default.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Loan Party or any ERISA Affiliate as a result of such transaction.

“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 18.8.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“WFF” means Wells Fargo Foothill, LLC, a Delaware limited liability company.

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Schedule 6.2

Collateral Reporting

Provide Agent (with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Quarterly (as soon as possible and in any event not later than forty-five (45) days after end of each quarter)

(a)      lease operating statements as historically reported by Parent on a consolidated basis, showing (i) the gross proceeds from the sale of Hydrocarbon products produced from any of the Oil and Gas Properties of Parent and its Subsidiaries, (ii) the quantity of Hydrocarbon products sold, (iii) the aggregate severance, ad valorem, conservation, gross production, or other production related taxes deducted from or paid out of the proceeds, and (iv) the lease operating expenses;

On or before March 3 and September 3 of each fiscal year of Borrower, pursuant to Sections6.20 and 6.21

(b)      subject to Section 6.20(a), (i) a Reserve Report, prepared by (A) in the case of the Reserve Report due March 1, Netherland, Sewell & Associates, Inc. or another qualified independent third party Petroleum Engineer reasonably acceptable to Agent, and (B) in the case of the Reserve Report due September 1, the chief engineer or chief operating officer of Borrower and its Subsidiaries, in each case in accordance with the procedures used in the Initial Reserve Report, and together with each such Reserve Report, a certificate of a Responsible Officer certifying as to the matters required under Section 6.20(c) and attaching such exhibits as are required by Section 6.20(c) and (ii) such title information in respect of the Oil and Gas Properties of Borrower and its Subsidiaries as is required by Section 6.21 in respect of at least eighty percent (80%) of the Total Reserve Value of the Proved Oil and Gas Properties evaluated by the Reserve Report described in clause (i);

Promptly upon request by Agent

(c)      notification of prepayment of Hydrocarbons by any customer of Borrower or any of its Subsidiaries, together with a reasonably detailed summary of the terms of such transaction, including, without limitation, the amount of such prepayment, the quantity of Hydrocarbons to be delivered, the delivery schedule of such Hydrocarbons and such other information as may be reasonably requested by Agent;

(d)      proof of payment of applicable Taxes, including Real Property, ad valorem and production Taxes;

(e)      such other reports as to the Collateral of Borrower or any of its Subsidiaries, as Agent may reasonably request; and

within three (3) Business Days after the end of each week,

(f)      a schedule, in form and substance acceptable to Agent and the Required Lenders, of the natural gas production from wells operated by the Loan Parties, (and to include the Loan Parties best available information and estimates of net production) during such week and such natural gas production projected to be produced as indicated in the “Total NG Volume (MMcf) Net/day” line item set forth in the Budget for such week, pro-rated for such week based on the Budget.

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Schedule 6.3

Financial Statements; Reports; Certificates

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

Monthly (as soon as possible and in any event within ten (10) days following receipt by Borrower of reports from swap counterparties)

(a)      a report setting forth as of the last Business Day of such month, a summary of its hedging positions under all Swap Agreements (including commodity price swap agreements, forward agreements or contracts of sale which provide for prepayment for deferred shipment or delivery of Hydrocarbons of Parent or any of its Subsidiaries), including the type, term, effective date, termination date and notional principal amounts or volumes, the hedged price(s), interest rate(s) or exchange rate(s), as applicable, the net market to marked value thereof and any credit support agreements relating thereto (including any margin required or supplied), and the counterparty to each such agreement;

as soon as available, but in any event within thirty (30) days after the end of each month during each of Borrower’s fiscal years

(b)      report setting forth, on a consolidated basis, for the trailing twelve (12) months, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the (i) aggregate related ad valorem, severance and production taxes, lease operating expenses, (ii) Capital Expenditures, and (iii) Total Debt attributable thereto and incurred for each such month presented; and

(c)      a summary aging, by vendor, of all accounts payable of Parent and its Subsidiaries and any book overdraft, including lease operating expenses and royalty payments, together with such other documentation as my reasonably be requested by Agent, to demonstrate that such royalty payments are being paid on a timely basis;

(d)      a Compliance Certificate;

as soon as available, but in any event within thirty (30) days after the end of each of the first three quarters during each of Borrower’s fiscal years

(e)      an unaudited consolidated balance sheet, income statement, and statement of cash flow covering the operations of Parent and its Subsidiaries during such quarterly period, and that portion of the fiscal year ending as of the close of such quarter and providing (i) a comparison to the corresponding period in the prior fiscal year, and (ii) a management report describing the performance of Parent and its Subsidiaries for such fiscal quarter and such period of the fiscal year then ended and explaining any variances between such results and the results for the comparable quarter and fiscal period in the prior year and the Projections delivered to Agent hereunder; provided, that so long as Borrower shall be a reporting company under the Securities Exchange Act of 1934, as amended, the requirement to provide the information required under clauses (i) and (ii) above shall be satisfied to the extent Borrower complies with the requirements pursuant to clause (i) below; and

(f)      a Compliance Certificate;

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as soon as available, but in any event within ninety (90) days after the end of each of Borrower’s fiscal years

(g)      consolidated financial statements of Parent and its Subsidiaries for each such fiscal year, audited by Hein & Associates LLP or another independent certified public accountants reasonably acceptable to Agent and certified, without any qualification or exception as to the scope of such audit, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management); and

(h)      a Compliance Certificate;

within fifteen (15) days prior to the start of each of Borrower’s fiscal years,	(i) [intentionally Omitted]

if and when filed by Parent (or the Borrower, as applicable), notice of any of the following,

(j)       Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports;

(k)      any other material public filings made by Parent or the Borrower, as applicable, with the SEC or any corresponding Canadian or provincial Governmental Authority to the extent not duplicative of SEC filings;

(l)      any other information that is provided by Parent to its shareholders generally;

promptly, but in any event within five (5) days after any Loan Party has knowledge of (i) any event or condition that constitutes a Default or an Event of Default, and (ii) any termination or cancellation of any Material Contract that could reasonably be expected to result in a Material Adverse Change, in each case, that does not otherwise constitute a Default or an Event of Default,

(m) notice of such event or condition and a statement of the curative action that such Loan Party proposes to take with respect thereto;

promptly after the commencement thereof, but in any event within five (5) days after the service of process with respect thereto on any Loan Party,

(n)      notice of all actions, suits, or proceedings brought by or against Parent or any of its Subsidiaries before any Governmental Authority in which the party bringing such action, suit or proceeding seeks damages in excess of Two Hundred Fifty Thousand Dollars ($250,000) or seeks injunctive relief or alleges any violation of any Environmental Law or seeks remedies in connection with any Environmental Liabilities;

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promptly upon the request of Agent,

(o)      copies of all management letters, exception reports or similar reports or letters received by Parent and its Subsidiaries from its independent certified public accountants in connection with the preparation or filing of Form 10-Q quarterly reports and Form 10-K annual reports or similar reports in connection with the Parent being a Canadian public company;

(p)      copies of any material notice or other correspondence sent to, or received from, any Governmental Authority related to the Oil and Gas Properties of Parent or any of its Subsidiaries, including, without limitation, notice of any new plugging and abandonment or other performance or other assurance bond requirements related to such Oil and Gas Properties;

(q)      copies of any material notices or notices of default that Parent or any of its Subsidiaries receives from or sends to any person in connection with any Material Contract;

contemporaneously with the delivery of each Compliance Certificate pursuant to the Credit Agreement,	(r) any amendments or modifications, waivers or other changes to any Material Contract;

on Tuesday of each week,

(s)      a written and oral report by the Chief Executive Officer or the Chief Financial Officer and the Consultant of Borrower setting forth a summary detail reasonably satisfactory to the Lenders of the status of (including, but not limited to) the sale or disposition of the Oil and Gas Properties located in the “Powder River Basin” and “Fayetteville”, the status of vendors, production, work conducted by the investment banking advisory firm, and any other information the Agent or any Lender may reasonably request from time to time;

on or about the 5th day of each week

(t)      a Budget for the next succeeding 13-week period, prepared on a weekly basis and otherwise in form and substance satisfactory to the Agent and the Required Lenders, which Budget, when delivered and as so updated, shall be (A) consistent with the Budget delivered to the Agent on or prior to the Interim Facility Effective Date, (B) believed by the Borrower at the time furnished to be reasonable, (C) prepared on a reasonable basis and in good faith, and (D) based on assumptions believed by the Borrower to be reasonable at the time made and upon the best information then reasonably available to the Borrower, and shall be accompanied by a certificate of the chief financial officer of the Borrower and an authorized officer of the Consultant, certifying as to the matters set forth in subclauses (A), (B), (C) and (D) above;

within three (3) Business Days after the end of each week,

(u)      a reconciliation, in form and substance acceptable to the Agent and the Required Lenders, of the actual cash collections and disbursements of the Loan Parties for such week to the budgeted line item amounts set forth in the Budget for such week;

promptly after the filing thereof,

(v)      copies of all pleadings, motions, applications, financial information and other papers and documents filed by Parent or any Loan Party in the Chapter 11 Cases, which papers and documents shall also be given or served on Agent’s counsel;

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promptly after the sending thereof,

(w)      copies of all written reports given by Parent or any Loan Party to any official or unofficial creditors’ committee in the Chapter 11 Cases, other than any such reports subject to privilege, provided that such Person may redact any confidential information contained in any such report if it provides a summary of the nature of the information redacted;

upon the request of Agent or any Lender,	(x) any other information reasonably requested relating to the financial condition of Parent or any of its Subsidiaries; and

Promptly upon the occurrence thereof

(y)      copies of invoices constituting Priority Professional Expenses upon receipt, notice approved by the Bankruptcy Court to pay such invoices upon approval and the payment of such invoices upon payment.

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